     As filed with the Securities and Exchange Commission on May 10, 1996

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  S-K-I LTD.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         Common Stock, par value $.10 per share, of S-K-I Ltd. ("S-K-I")
    -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

         5,976,807 shares of S-K-I Common Stock
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         The underlying value of the transaction is $107,582,530.00, based upon a purchase price of $18.00 per share of S-K-I Common Stock to be paid in connection with the transaction. One fiftieth of one percent of $107,582,530.00, or $21,517.00, is the amount of the filing fee.

     -------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $107,582,530.00
     -------------------------------------------------------------------------

[X]  Fee paid previously with Preliminary Materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

                                   S - K - I

                                 -------------
                                 L I M I T E D

                                 P.O. BOX 5494
                          AIRPORT EXECUTIVE PLAZA, #5
                            WEST LEBANON, NH 03784

                 --------------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1996

                 --------------------------------------------

  Notice is hereby given that a special meeting of stockholders (the "Special Meeting") of S-K-I Ltd., a Delaware corporation ("S-K-I"), will be held at The Radisson Inn North Country, 25 Airport Road, West Lebanon, NH 03784, on Monday, June 10, 1996 at 11:00 a.m. for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 13, 1996 (the "Merger Agreement"), among S-K-I, LBO Resort Enterprises, a Maine corporation ("LBO"), and LBO Acquisition Co., a Delaware corporation which is a wholly-owned subsidiary of LBO ("Merger Sub"), pursuant to which, among other things, (a) Merger Sub will be merged with and into S-K-I (the "Merger") and (b) each outstanding share of Common Stock, $.10 par value per share, of S-K-I ("S-K-I Common Stock"), other than shares as to which statutory appraisal rights are duly exercised and shares owned by LBO or Merger Sub, will be converted into the right to receive $18.00 in cash, without any interest thereon, and

    2. To transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

  All stockholders are cordially invited to attend the Special Meeting. Only stockholders of record at the close of business on May 8, 1996 (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof. The affirmative vote of the holders of a majority of the shares of S-K-I Common Stock outstanding as of such Record Date is necessary to approve the Merger Agreement.

  PLEASE EXECUTE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          Frank P. Urso
                                          Secretary

May 10, 1996

                                   S - K - I

                                 -------------
                                 L I M I T E D

                                 P.O. BOX 5494
                          AIRPORT EXECUTIVE PLAZA, #5
                            WEST LEBANON, NH 03784

                                                                   May 10, 1996

Dear Stockholder,

  You are cordially invited to attend a special meeting of stockholders of S-K-I Ltd. ("S-K-I") to be held on Monday, June 10, 1996 at 11:00 a.m. at The Radisson Inn North Country, 25 Airport Road, West Lebanon, NH 03784.

  At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an acquisition of the Company by LBO Resort Enterprises pursuant to an Agreement and Plan of Merger, dated as of February 13, 1996, among S-K-I, LBO Resort Enterprises and LBO Acquisition Co., a Delaware corporation which is a wholly-owned subsidiary of LBO Resort Enterprises, pursuant to which, among other things, LBO Acquisition Co. will be merged with and into S-K-I and each outstanding share of Common Stock of S-K-I will be converted into the right to receive $18.00 in cash, without interest.

  A detailed description of the Merger Agreement and the proposed acquisition is set forth in the accompanying Proxy Statement, which you should read carefully. A copy of the Merger Agreement is included as Annex A to the accompanying Proxy Statement.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE ACQUISITION AND THE MERGER AGREEMENT, INCLUDING THE PRICE AND OTHER TERMS THEREOF, AND THE TRANSACTIONS CONTEMPLATED THEREBY, TAKEN AS A WHOLE, ARE FAIR AND REASONABLE, AND IN THE BEST INTERESTS OF S-K-I AND ITS STOCKHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT ALL S-K-I STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Your vote is important. Please send in your vote by signing and returning the enclosed proxy card. This will not prevent you from voting your shares in person if you are able to attend the Special Meeting, but assists us in assuring that we are able to carry out the business at hand with the required total vote.

                                          Preston Leete Smith
                                          Chief Executive Officer

                                   S - K - I

                                 -------------
                                 L I M I T E D

                                 P.O. BOX 5494
                          AIRPORT EXECUTIVE PLAZA, #5
                            WEST LEBANON, NH 03784

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1996

  This Proxy Statement is being furnished to stockholders of S-K-I Ltd., a Delaware corporation ("S-K-I" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of S-K-I for use at the special meeting of stockholders of S-K-I scheduled to be held at 11:00 a.m. on Monday, June 10, 1996 at The Radisson Inn North Country, 25 Airport Road, West Lebanon, NH 03784, and any adjournment or postponement thereof (the "Special Meeting"). The Special Meeting has been called to consider and vote upon a proposal to approve and adopt an acquisition of the Company by LBO Resort Enterprises, a Maine corporation ("LBO"), pursuant to an Agreement and Plan of Merger, dated as of February 13, 1996 (the "Merger Agreement"), among S-K-I, LBO and LBO Acquisition Co. ("Merger Sub"), a Delaware corporation which is a wholly-owned subsidiary of LBO, pursuant to which, among other things, (a) Merger Sub will be merged with and into S-K-I (the "Merger"), (b) each outstanding share of Common Stock, $.10 par value per share, of S-K-I ("S-K-I Common Stock") (other than shares as to which statutory appraisal rights are duly exercised and shares owned by LBO or Merger Sub) will be converted into the right to receive $18.00 in cash, without any interest thereon, and (c) each share of S-K-I Common Stock subject to an option or right to acquire shares under the Company's stock option plans which is fully vested and exercisable at the Effective Time (as defined herein) will be converted into the right to receive $18.00 minus the current option, acquisition or base price per share of such option or right. Such transactions are referred to herein collectively as the "Acquisition." As a result of the Merger, S-K-I will become a wholly-owned subsidiary of LBO.

  The Merger will become effective at such time as a Certificate of Merger setting forth the principal terms of the Merger provided for in the Merger Agreement is duly filed with the Delaware Secretary of State in accordance with the Delaware General Corporation Law (the "Effective Time"). Under the Merger Agreement, the required filing is expected to be made as soon as practicable after the satisfaction or waiver of all conditions to the Merger, including the approval of the Merger Agreement by S-K-I's stockholders at the Special Meeting and the receipt of requisite regulatory approvals. Unless the parties agree to an earlier closing date, the Merger Agreement provides for a closing on the later of June 12, 1996 and the third business day following the fulfillment or waiver of all of the conditions to the closing set forth in the Merger Agreement.

  THE BOARD OF DIRECTORS OF S-K-I HAS UNANIMOUSLY DETERMINED THAT THE ACQUISITION AND THE MERGER AGREEMENT, INCLUDING THE PRICE AND OTHER TERMS THEREOF, AND THE TRANSACTIONS CONTEMPLATED THEREBY, TAKEN AS A WHOLE, ARE FAIR AND REASONABLE, AND IN THE BEST INTERESTS OF S-K-I AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF S-K-I UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of S-K-I on or about May 10, 1996.

               THE DATE OF THIS PROXY STATEMENT IS MAY 10, 1996.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   4
SUMMARY....................................................................   5
THE SPECIAL MEETING........................................................   9
  Introduction.............................................................   9
  Time, Date and Place of Meeting..........................................   9
  Matters to be Considered at the Meeting..................................   9
  Record Date and Outstanding Shares.......................................   9
  Vote Required............................................................   9
  Proxies..................................................................   9
  Expenses; Solicitation...................................................  10
THE ACQUISITION............................................................  10
  Background of the Acquisition............................................  10
  Recommendation of the Board of Directors; Reasons for the Acquisition....  11
  Opinion of Financial Advisor.............................................  13
  Interests of Certain Persons in the Acquisition..........................  15
  Certain Federal Income Tax Consequences..................................  16
  Regulatory Approvals.....................................................  17
  Accounting Treatment.....................................................  17
  Financing................................................................  17
THE MERGER AGREEMENT.......................................................  18
  The Merger...............................................................  18
  Stock Options............................................................  19
  Representations and Warranties...........................................  19
  Interim Operations of the Company........................................  19
  Conditions to the Merger.................................................  20
  Acquisition Proposals....................................................  21
  Indemnification and Insurance............................................  22
  Termination..............................................................  22
  Termination Fee..........................................................  23
  Deposit..................................................................  23
APPRAISAL RIGHTS...........................................................  24
STOCK OWNERSHIP............................................................  26
THE COMPANY................................................................  27
LBO RESORT ENTERPRISES.....................................................  27
SELECTED FINANCIAL INFORMATION.............................................  28
MARKET PRICE AND DIVIDEND INFORMATION......................................  29
INDEPENDENT PUBLIC ACCOUNTANTS.............................................  29
STOCKHOLDER PROPOSALS......................................................  29

Annex A--Agreement and Plan of Merger
Annex B--Opinion of Schroder Wertheim & Co. Incorporated
Annex C--Section 262 of the Delaware General Corporation Law

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY S-K-I OR ANY OTHER PERSON. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE THE IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LBO, MERGER SUB OR S-K-I SINCE THE DATE HEREOF. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO S-K-I HAS BEEN SUPPLIED BY S-K-I, AND ALL INFORMATION WITH RESPECT TO LBO AND MERGER SUB HAS BEEN SUPPLIED BY LBO.

                             AVAILABLE INFORMATION

  S-K-I is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by S-K-I with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement:

    1. S-K-I's Annual Report on Form 10-K for the year ended July 31, 1995.

    2. S-K-I's Quarterly Reports on Form 10-Q for the fiscal quarters ended October 29, 1995 and January 28, 1996.

    3. S-K-I's Current Reports on Form 8-K dated November 7, 1995, November 14, 1995, February 15, 1996 and February 15, 1996.

  All documents subsequently filed by S-K-I pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person to whom this Proxy Statement is delivered, on written or oral request, to Investor Relations Department, S-K-I Ltd., c/o Killington Ltd., Killington, Vermont 05751 (telephone number (802) 422-6215).

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement, the Annexes hereto and the documents incorporated by reference or otherwise referred to herein. Stockholders are urged to review this Proxy Statement, the Annexes hereto and such incorporated documents in their entirety.

THE PARTIES

  S-K-I. S-K-I, a Delaware corporation, is a holding company whose primary assets consist of subsidiaries which own and operate five ski resorts. Three of these subsidiaries are wholly-owned: Killington Ltd., Mount Snow Ltd. and Waterville Valley Ski Area Ltd. S-K-I owns a majority interest in Sugarloaf Mountain Corporation, and Mount Snow Ltd. owns all of the assets of the Haystack Ski Area. The principal executive offices of S-K-I are located at Airport Executive Plaza, #5, West Lebanon, NH 03784, and its telephone number at that location is (603) 298-5583.

  LBO and Merger Sub. LBO and Merger Sub are wholly-owned, directly or indirectly, by Leslie B. Otten, who is also the sole stockholder of corporations owning and operating four ski resorts located in Maine, New Hampshire and Vermont: Sunday River Ski Resort, Attitash Bear Peak Resort, Cranmore Resort and Sugarbush Resort. The principal executive offices of LBO and Merger Sub are located at P.O. Box 450, Bethel, Maine 04217-0450, and their telephone number at that location is (207) 824-3000.

THE SPECIAL MEETING

 Time, Date and Place of Meeting

  The special meeting (the "Special Meeting") of stockholders of S-K-I will be held at 11:00 a.m. on Monday, June 10, 1996 at The Radisson Inn North Country, 25 Airport Road, West Lebanon, NH 03784.

 Matters to be Considered at the Special Meeting

  The Special Meeting will be held to permit holders of shares of S-K-I Common Stock to consider and vote upon (i) a proposal to approve and adopt the Acquisition and the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting.

 Record Date and Outstanding Shares

  The Board of Directors of S-K-I has fixed the close of business on May 8, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of S-K-I Common Stock as of the Record Date have the right to receive notice of and to vote at the Special Meeting and any postponement or adjournment thereof and will be entitled to one vote for each share of S-K-I Common Stock held. On the Record Date, there were 5,790,882 shares of S-K-I Common Stock outstanding held by approximately 3,800 stockholders, including 1,612 holders of record. In the Merger, shares of S-K-I Common Stock will be converted into the right to receive $18.00 per share. The aggregate consideration to be paid to holders of S-K-I Common Stock in the Merger is approximately $107 million.

 Vote Required

  Under the Certificate of Incorporation and By-laws of S-K-I and the Delaware General Corporation Law (the "DGCL"), the affirmative vote of the holders of a majority of the shares of S-K-I Common Stock outstanding on the Record Date is required to approve the Merger Agreement. The obligations of LBO and S-K-I to consummate the Acquisition are subject, among other things, to the condition that such affirmative vote shall have been obtained. See "THE SPECIAL MEETING-- Vote Required".

RECOMMENDATION OF S-K-I'S BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF S-K-I HAS UNANIMOUSLY DETERMINED THAT THE ACQUISITION AND THE MERGER AGREEMENT, INCLUDING THE PRICE AND OTHER TERMS THEREOF, AND THE TRANSACTIONS CONTEMPLATED THEREBY, TAKEN AS A WHOLE, ARE FAIR AND REASONABLE, AND IN THE BEST INTERESTS OF S-K-I AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF S-K-I UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. For a discussion of the factors considered by S-K-I's Board of Directors in approving the Merger, see "THE ACQUISITION--Recommendation of the Board; Reasons for the Acquisition".

OPINION OF FINANCIAL ADVISOR

  Schroder Wertheim & Co. Incorporated ("Schroder Wertheim") has delivered its written opinion dated February 13, 1996 to the effect that the consideration to be offered to S-K-I's stockholders in the Acquisition was fair from a financial point of view as of the date of such opinion. A copy of Schroder Wertheim's opinion, which sets forth assumptions made and matters considered by Schroder Wertheim, as well as limitations thereto, is attached to this Proxy Statement as Annex B and should be read carefully in its entirety. For its financial advisory services in connection with the Acquisition, including the rendering of its opinion, Schroder Wertheim will be paid a fee of approximately $1,775,000, plus reasonable out-of-pocket expenses. See "THE ACQUISITION-- Opinion of Financial Advisor".

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain officers and other employees of S-K-I will be entitled, upon consummation of the Acquisition, to have their stock options converted into the right to certain cash payments from S-K-I. Also, the Acquisition will trigger certain payments for S-K-I officers and employees upon consummation of the Acquisition. In addition, members of the Board of Directors and the executive officers of S-K-I have significant holdings of S-K-I Common Stock. Furthermore, pursuant to the Merger Agreement, LBO and Merger Sub have agreed to cause S-K-I to indemnify the present and former officers and directors of S-K-I to the fullest extent provided under S-K-I's or the applicable subsidiary's Certificate of Incorporation and By-Laws, as in effect on the date of the Merger Agreement, for a period of six years following the Effective Time. See "THE ACQUISITION--Interests of Certain Persons in the Acquisition".

CONDITIONS TO THE ACQUISITION

  The obligations of LBO and Merger Sub to consummate the Acquisition are subject to the satisfaction or waiver of certain conditions, including, among other things, (i) approval of the Merger Agreement by the holders of a majority of the outstanding shares of S-K-I Common Stock and (ii) the holders of no more than 10% of the outstanding shares shall have exercised appraisal rights under
Section 262 of the DGCL. The obligations of S-K-I to consummate the Acquisition are subject to the satisfaction or waiver of certain conditions, including, among other things, approval of the Merger Agreement by S-K-I's stockholders. See "THE MERGER AGREEMENT--Conditions to the Merger".

EFFECTIVE TIME

  The Merger will become effective at such time as a Certificate of Merger setting forth the principal terms of the Merger provided for in the Merger Agreement is duly filed with the Delaware Secretary of State in accordance with the DGCL. Under the Merger Agreement, the required filing is expected to be made as soon as practicable after the satisfaction or waiver of all conditions to the Acquisition, including the approval of the Merger Agreement by S-K-I's stockholders at the Special Meeting and the receipt of requisite regulatory approvals. Unless the parties agree to an earlier closing date, the closing of the Acquisition is to occur on the later of June 12, 1996 and the third business day following the fulfillment or waiver of all of the conditions to the closing set forth in the Merger Agreement. See "THE MERGER AGREEMENT--The Merger".


CANCELLATION OF SHARE CERTIFICATES

  As soon as practicable following the Effective Time, a letter of transmittal, for use in surrendering certificates representing shares of S-K-I Common Stock in exchange for cash, will be mailed by LBO or its Paying Agent to holders of shares of S-K-I Common Stock. S-K-I stockholders are requested not to surrender their certificates of S-K-I Common Stock until they receive such a letter of transmittal. See "THE MERGER AGREEMENT--The Merger".

TERMINATION

  Under certain specified circumstances, the Merger Agreement may be terminated and the Acquisition abandoned at any time prior to the Effective Time, whether before or after approval by S-K-I's stockholders: (i) by mutual consent of S-K-I and LBO acting through their respective Boards of Directors; (ii) by either LBO or S-K-I acting through its Board of Directors if the other breaches its covenants in the Merger Agreement, or if any representation or warranty of the other shall have been untrue or incorrect in a material respect and, in the case of a termination by LBO, causing a material adverse effect; (iii) by LBO if S-K-I's Board of Directors withdraws or modifies, or fails upon request to reaffirm, its recommendation of the Acquisition; (iv) by S-K-I if the Board of Directors of S-K-I in the exercise of its fiduciary duties determines to recommend an alternative Acquisition Proposal (as defined herein); or (v) by LBO, or by S-K-I, acting through its Board of Directors in certain other specific circumstances. The Merger Agreement also contains a June 30, 1996 "drop dead" date (which can be extended for 30 days by S-K-I) allowing either party (if not then in default under the Agreement) to terminate the Agreement if the Acquisition has not been consummated by such date. See "THE MERGER AGREEMENT--Termination".

DEPOSIT AND TERMINATION FEE

  Pursuant to the Merger Agreement, upon execution and delivery of the Merger Agreement on February 13, 1996, LBO placed on deposit with Citibank, N.A., as escrow agent, the sum of Five Million Dollars ($5,000,000) (the "Deposit"). The Deposit will be paid to the Company in the event the Company terminates the Merger Agreement as a result of a material breach by LBO or Merger Sub of any of their obligations, covenants or agreements under the Merger Agreement or a material misrepresentation or breach of warranty by LBO or Merger Sub. See "THE MERGER AGREEMENT--Deposit".

  If the Merger Agreement is terminated under certain circumstances, including the recommendation by the Board of Directors of S-K-I of an alternative Acquisition Proposal, the Company will be required to pay to LBO a fee equal to up to three percent (3%) of the total Merger Consideration (as defined herein) offered to be paid by LBO under the Merger Agreement. See "THE MERGER AGREEMENT--Termination Fee".

  In the event of a termination, other than as set forth above, neither the Company nor LBO will have any liability or further obligation to the other.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  An S-K-I stockholder generally will recognize gain or loss, for federal income tax purposes, in an amount equal to the difference between the amount of cash received by such stockholder for his or her shares of S-K-I

Common Stock pursuant to the Acquisition and the adjusted tax basis in such shares. Generally, capital gain will be long-term if the shares have a holding period of more than one year at the Effective Time. S-K-I stockholders should read carefully the discussion under "THE ACQUISITION--Certain Federal Income Tax Consequences" and are urged to consult their own tax advisors as to the tax consequences of the Acquisition to them under federal, state, local or any other applicable law.

APPRAISAL RIGHTS

  Holders of S-K-I Common Stock who deliver a written demand for appraisal rights with respect to their shares on or before the date of the Special Meeting and who do not vote in favor of the Acquisition will, if the Acquisition is consummated, be entitled to commence a court proceeding in the Delaware Court of Chancery to assert the rights afforded dissenting stockholders pursuant to Section 262 of the DGCL. Failure to follow the required procedure in connection with the exercise of such rights may nullify such rights. See "APPRAISAL RIGHTS" and the full text of Section 262 of the DGCL, which is attached to this Proxy Statement as Annex C. No assurance can be given as to whether the amount determined to be payable in such a proceeding would be more than, equal to or less than the $18.00 per share payable upon consummation of the Acquisition. The members of the Board of Directors have indicated they will vote all shares owned by them in favor of approval of the Acquisition, and that such members do not intend to seek appraisal rights.

REGULATORY APPROVALS

  The Acquisition is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), which provide that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the requisite waiting period has expired or is terminated. LBO and S-K-I each filed the required information and materials with the Antitrust Division and the FTC on March 6, 1996. On April 5, 1996 the parties received from the Antitrust Division a request for additional information, which has the effect of extending the waiting period until the 20th day after the requested information has been provided. On May 6 and May 8, 1996 S-K-I and LBO, respectively, provided documents to the Antitrust Division which they believe comply with the request. In addition, LBO and certain subsidiaries of S-K-I require the consent of the U.S. Forest Service with respect to the Acquisition pursuant to Special Use Permits issued to such subsidiaries. Because one of the Company's subsidiaries owns a television station, the approval of the Federal Communication Commission ("FCC") is required for the transaction. See "THE ACQUISITION--Regulatory Approvals".

                              THE SPECIAL MEETING

INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of S-K-I for the Special Meeting. At the Special Meeting, the stockholders of S-K-I will consider and vote on a proposal to approve and adopt the Merger Agreement.

TIME, DATE AND PLACE OF MEETING

  The Special Meeting will be held at 11:00 a.m. on Monday, June 10, 1996 at The Radisson Inn North Country, 25 Airport Road, West Lebanon, NH 03784.

MATTERS TO BE CONSIDERED AT THE MEETING

  The Special Meeting will be held to permit holders of shares of S-K-I Common Stock as of the Record Date (as defined herein) to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting.

RECORD DATE AND OUTSTANDING SHARES

  The Board of Directors of S-K-I has fixed the close of business on May 8, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only stockholders of record of S-K-I at the close of business on the Record Date have the right to receive notice of and to vote at the Special Meeting and any postponement or adjournment thereof and will be entitled to one vote for each share of S-K-I Common Stock held. As of the Record Date, there were 5,790,882 shares of S-K-I Common Stock outstanding, held by approximately 3,800 stockholders, including 1,612 holders of record.

VOTE REQUIRED

  The presence, in person or by proxy, of the holders of a majority of the shares of S-K-I Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in the calculation of the number of votes represented at the Special Meeting for purposes of determining whether a quorum has been achieved.

  Under the Certificate of Incorporation and By-laws of S-K-I and the DGCL, the affirmative vote of holders of a majority of the shares of S-K-I Common Stock outstanding as of the Record Date is required to approve the Merger Agreement. Accordingly, abstentions and broker non-votes will have the effect of votes against the Merger Agreement. Brokers who hold shares of S-K-I Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. As of the Record Date, the directors and executive officers of S-K-I owned 1,403,355 shares of S-K-I Common Stock (representing 24.2% of the total outstanding shares of S-K-I Common Stock as of such date).

  The Board of Directors of S-K-I unanimously approved the Merger Agreement. Each of the Boards of Directors of LBO and Merger Sub, and LBO, as the sole stockholder of Merger Sub, have approved and adopted the Acquisition and the Merger Agreement.

PROXIES

  Shares of S-K-I Common Stock represented by a properly executed proxy received by S-K-I will, unless such proxy is properly revoked prior to the Special Meeting, be voted at the Special Meeting in accordance with the instructions thereon. Shares of S-K-I Common Stock represented by properly executed proxies that do not contain instructions to the contrary will be voted FOR approval of the Merger Agreement and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting or any adjournment or postponement thereof. The Board of Directors of S-K-I knows of no business that will be presented for consideration at the Special Meeting other than the proposal to approve the Merger Agreement. Proxies are being solicited hereby on behalf of the Board of Directors of S-K-I.

  Any stockholder may revoke his or her proxy at any time before it is voted by executing and delivering to S-K-I a proxy bearing a later date, by delivering a written notice to the Secretary of S-K-I stating that the proxy is revoked, or by voting in person at the Special Meeting.

EXPENSES; SOLICITATION

  The cost of the solicitation of proxies, including expenses incurred by brokerage houses, nominees and fiduciaries in forwarding proxy materials to beneficial owners, will be paid by S-K-I. In addition to solicitation by mail, officers, directors and regular employees of S-K-I may solicit proxies by telephone, telegram or by personal interview. Such persons will receive no additional compensation for such services. In addition, S-K-I has retained Morrow & Co., Inc. to aid in the solicitation of proxies. The related fees of Morrow & Co., Inc., all of which will be paid by the Company, are estimated to be approximately $4,500, plus expenses.

                                THE ACQUISITION

BACKGROUND OF THE ACQUISITION

  For a number of years the Board of Directors has been exploring and evaluating the Company's strategic options in light of economic and industry conditions. In 1990, the Board retained Kidder Peabody & Co. ("Kidder") as its strategic advisor. Kidder was engaged by the Board for the purpose, among others, of exploring the possibility of a capital transaction such as a minority investment or other type of capital-raising transaction. Kidder contacted approximately 76 companies, most of which were foreign entities, about the possibility of making an investment in the Company. This effort did not produce any proposals that were considered attractive.

  In the fall of 1993, Schroder Wertheim was engaged in place of Kidder. Schroder Wertheim contacted over fifty potential investors primarily located in the U.S., approximately half of whom were considered "strategic" investors (in that they were already engaged in the ski industry or related industries) and half of whom were financial investors. One of these potential investors proposed a substantial minority investment in the Company but discussions with this party were not productive. However, since late 1994 six parties submitted indications of interest with respect to an acquisition of all or a majority of the Company's outstanding shares. In January 1995, one group consisting of financial investors working with ski industry executives submitted an indication of interest to acquire the Company for $14.00 per share of Common Stock in cash and $6.00 (face value) per share of subordinated pay-in-kind notes. This proposal was preliminarily valued by Schroder Wertheim, for discussion purposes, at approximately $18.00 per share (assigning a fair market value of approximately $4.00 to the notes). This group requested an exclusivity period during which it could conduct due diligence and negotiate with the Company. At about the same time another party, a strategic investor, submitted an indication of interest to acquire the Company through a merger in which each share of Common Stock would be converted in a tax-free transaction into convertible preferred stock of the acquiror with a face value of $14.00.

  On February 9, 1995, these two indications of interest were reviewed by the Company's Board of Directors at a meeting in which Schroder Wertheim and the Company's outside legal counsel participated. At this meeting Schroder Wertheim reviewed its activities to date on behalf of the Company and its judgments regarding market conditions in the ski industry and market conditions generally, and reviewed possible alternatives to a third-party acquisition of the Company, including continuation of the Company's current operating strategy and pursuit of a sale in 1997. Legal counsel reviewed the applicable legal standards governing the exercise by the Board of its fiduciary duties. The Board discussed the strategic options available to the Company and the advantages and disadvantages of the two proposals under consideration. On the whole the first indication of interest was considered the more favorable of the two, partly because the Board was not satisfied that the convertible preferred stock proposed to be issued by the second party would be a sufficiently attractive and liquid investment for stockholders. However, the Board recessed until February 14, 1995 to consider the matter further.

  On February 13, 1995, the Company issued a press release announcing that it had received expressions of interest from outside parties concerning a potential merger or acquisition.

  On February 14, 1995, the Board of Directors, at the reconvened meeting, after discussion, authorized the Executive Committee to give an exclusivity period to the group which had provided the first indication of interest described above. The Executive Committee of the Board of Directors did give this group an exclusivity period, but the group eventually (in May 1995) submitted a revised proposal that did not provide the Company with a security deposit and that conditioned the buyer's obligation to consummate a merger upon receipt of financing satisfactory to the buyer. Shortly thereafter, discussions with this party were terminated.

  In October, 1995, the Company received an indication of interest from another investor group consisting of financial investors and ski industry executives. This proposal was for an acquisition/recapitalization that was intended to result in a package of consideration valued at $17.00 per share of Common Stock. The proposal that was submitted by this group later in October, 1995 contained a provision conditioning the proponent's obligations on the receipt of financing on terms satisfactory to it, and provided for the Company to pay fees to the proponent that were not acceptable to the Company. The proponent declined to modify these objectionable provisions.

  In January 1996, Schroder Wertheim received an inquiry from Mr. Leslie B. Otten, and a dialogue between Mr. Otten and Schroder Wertheim began. This dialogue resulted in an indication of interest by Mr. Otten to acquire 100% of the stock of the Company at a price of $17.00 per share in cash. After several days of discussions, Mr. Otten raised his offer to $18.00 per share in cash and undertook to provide evidence of his ability to finance the transaction. Schroder Wertheim and the Company's legal counsel negotiated the specifics of LBO's proposal with Mr. Otten and his representatives during early February, and special meetings of the Company's Board of Directors were called for February 12 and February 13, 1996 to consider the Acquisition.

  At the February 12, 1996 meeting of the Company's Board of Directors, in which all of the directors participated, Mr. Preston Leete Smith indicated that since declining the October 1995 proposal referred to above, the Company had not engaged in any significant discussions concerning an acquisition proposal or other capital transaction. Mr. Smith reported that in January 1996, Mr. Otten contacted Schroder Wertheim and expressed an interest in an acquisition of the Company. Mr. Smith stated that Schroder Wertheim and counsel negotiated with Mr. Otten and his representatives and these negotiations led to Mr. Otten's proposal for the Acquisition. At the meeting, Schroder Wertheim reviewed once again its efforts on behalf of the Company during the last several years and its assessment of industry and market conditions. Schroder Wertheim then presented certain materials analyzing the Acquisition and the fairness of the $18.00 per share cash price to be paid in connection therewith. For a discussion of Schroder Wertheim's analytical methodologies, which were reviewed with the Board of Directors, see "--Opinion of Financial Advisor" below. Schroder Wertheim also delivered a draft of its fairness opinion. The Company's outside legal counsel reviewed the fiduciary duties of the Directors in the context of a transaction such as the Acquisition, including the duties of care and loyalty, and the duty to seek the best value reasonably available for stockholders. Counsel also reviewed with the Board of Directors the principal terms of the Merger Agreement pursuant to which the Acquisition would be accomplished. After discussion, each member of the Board of Directors indicated that he or she was in favor of the Acquisition and the meeting was adjourned.

  On February 13, 1996, the Board of Directors met again. At that meeting, which was attended by all members of the Board except Mr. Calhoun who was ill, Schroder Wertheim delivered its signed fairness opinion. After discussion among members of the Board of Directors, during which each director re-affirmed his or her view that the Acquisition was in the best interests of the S-K-I stockholders, the Acquisition and the related Merger Agreement were unanimously approved and adopted by all directors present, together with a recommendation to the stockholders that the Merger Agreement be approved.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE ACQUISITION

  The Board of Directors of S-K-I has unanimously approved the proposed Acquisition, determined that the Acquisition is fair and reasonable and in the best interest of the Company and its stockholders and recommended that such stockholders approve and adopt the Merger Agreement. The Board based its recommendation on a number of factors, including the following:

    (a) The directors' background knowledge with respect to the industry, economic and financial market conditions relating to S-K-I as well as the financial condition, results of operations, business and prospects of the Company. The Board was aware of, and at prior meetings had reviewed in detail, the factors leading to a trend towards consolidation in the ski industry.

    (b) The written opinion of Schroder Wertheim, delivered to the Board on February 13, 1996, that the consideration to be received by S-K-I's stockholders pursuant to the Acquisition was fair to such stockholders from a financial point of view as of the date of such opinion.

    (c) Possible alternatives to the Acquisition (including continuing to operate as an independent entity, engaging in another strategic transaction or selling stock publicly or privately) considered by the Board of Directors at meetings held during 1995, and the timing and likelihood of actually accomplishing those alternatives. In February 1995 the Board received a detailed presentation from Schroder Wertheim relating to certain strategic alternatives that could be pursued by S-K-I: (i) continuation of the current operating strategy (which Schroder Wertheim estimated could result in share prices with a present value (as of February 1995) in the range of $12.03 (assuming the Company achieved historical growth rates and margins) to $23.29 (assuming the Company achieved management's earnings targets)); (ii) pursuit of a sale in 1997 (which Schroder Wertheim estimated could result in a 1997 sale price per share having a present value (as of February 1995) of between $16.19 (assuming the Company achieved historical growth rates and margins) and $22.89 (assuming the Company achieved management's earnings targets)); and (iii) pursuit of a sale in the current market. Schroder Wertheim also reviewed with the Board two other possible strategies (seeking a minority investor and making a public offering of debt or equity) that were not considered feasible.

    (d) The fact that the Merger Agreement contains no condition to the obligations of LBO relating to financing, the fact that LBO had received bank commitment letters, subject to certain conditions, for the debt portion of the financing required by it for consummation of the Acquisition, the fact that Mr. Otten has provided evidence that he has sufficient resources to supply the equity portion of the financing and the fact that LBO placed in escrow $5 million as the security for its obligations under the Merger Agreement.

    (e) The fact that the Merger Agreement provides only a limited number of other conditions to LBO's obligation to consummate the Acquisition, including in particular only a limited condition relating to regulatory approvals, and contains a definition of "material adverse effect" that excludes changes resulting from the Company's operations after January 28, 1996 other than changes resulting from actions taken outside the ordinary course of business during such periods.

    (f) The fact that Mr. Otten, the owner of LBO, is involved in the ski industry in the Northeast and evidenced a high level of personal commitment to the transaction. (This was evidenced, for example, by his funding LBO with $5 million to place in escrow as the security for LBO's obligations under the Merger Agreement.)

    (g) The relationship of the price per share of Common Stock to be received by the stockholders in the Acquisition to the current and historical market prices for the Company's shares, including the fact that the $18.00 price per share payable in connection with the Acquisition represented a premium of 25.2% over the last sale price on The Nasdaq Stock Market's National Market on February 12, 1996, the day before the Acquisition was announced.

    (h) The fact that the LBO proposal was the most attractive, and the most detailed, proposal received during the extended period during which the Company explored its strategic options, including in particular the period following the Company's February 13, 1995 press release announcing that it had received expressions of interest from third parties with respect to an acquisition.

    (i) The fact that the Merger Agreement can be terminated by the Company, upon payment of a fee equal to 3% of the aggregate Merger Consideration, in the event the Company receives a proposal prior to the Effective Time which the Board of Directors determines to be more attractive to stockholders than the Acquisition.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the S-K-I Board found it impracticable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their decisions. The Board regarded each of the factors listed above as being favorable to the Acquisition.

OPINION OF FINANCIAL ADVISOR

  Schroder Wertheim was retained in the fall of 1993 as the Company's strategic advisor. The Company had worked previously with one of Schroder Wertheim's managing directors, who had previously been employed by Kidder Peabody. Schroder Wertheim has acted as financial advisor to the Company in connection with the Acquisition, as described under "THE ACQUISITION-- Background of the Acquisition." As part of its role as financial advisor to the Company, Schroder Wertheim was engaged to render an opinion as to the fairness, from a financial point of view, of the consideration to be offered to S-K-I's stockholders in the Merger.

  At the meeting of the Board of Directors of the Company held on February 13, 1996, Schroder Wertheim delivered its written opinion that the proposed consideration to be offered to S-K-I's stockholders in the Acquisition is fair from a financial point of view to such stockholders as of the date of such opinion. The full text of Schroder Wertheim's opinion dated February 13, 1996 is attached hereto as Annex B. Stockholders are urged to read the opinion in its entirety for the assumptions made, matters considered and limits of review undertaken by Schroder Wertheim. The fairness opinion is directed only to the fairness of the payment to be received by S-K-I's stockholders from a financial point of view and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

  In arriving at its opinion, Schroder Wertheim (i) reviewed the Merger Agreement; (ii) reviewed the audited Financial Statements of S-K-I for the fiscal years ending July 31, 1995, 1994, 1993 and 1992; (iii) reviewed Forms 8-K and 8-K/A, filed with the Commission on November 7, 1995 and November 14, 1995, respectively, presenting the unaudited pro forma Financial Statements of S-K-I for the year ended July 31, 1995, adjusted to reflect the sale of Bear Mountain, Ltd., a previously wholly-owned subsidiary of S-K-I; (iv) reviewed the unaudited Form 10-Q for the quarter ended October 29, 1995 of S-K-I filed with the Commission, and reviewed an unaudited consolidated statement of operations for the quarters ended October 29, 1995 and October 30, 1994 adjusted to reflect the effects of the sale of Bear Mountain, Ltd.; (v) reviewed and discussed, with the management of S-K-I, certain financial information for S-K-I, including the historical financial results referred to above as well as information reflecting the current financial condition of S-K-I and projected balance sheets for the Company under various operating scenarios; (vi) compared certain financial data for S-K-I with that of certain publicly traded companies which it deemed to be reasonably comparable to S-K-I; (vii) compared the financial terms and skier visits, to the extent publicly available, of certain recent acquisition transactions; (viii) visited S-K-I's facilities in Killington and Mount Snow, Vermont; and (ix) performed such other financial studies, analyses, inquiries and investigations as it deemed appropriate. While Schroder Wertheim was provided with projected balance sheets reflecting management's best estimates of S-K-I's future position, it was not provided with projections of the future operating results of the Company. The Company's operating results are affected to a significant extent by weather conditions, and, due to the unpredictability of the weather, the Company makes only limited use of such projections. As a matter of policy, the Company recently has not provided any projections of operating results to outside parties. Consistent with this policy, the Company did not provide such projections to Schroder Wertheim in connection with the preparation of its fairness opinion. Schroder Wertheim's fairness opinion states, however, that the failure to have been provided with such information, in light of all the information reviewed, did not prevent it from reaching the conclusion set forth in its fairness opinion. The pro forma balance sheets provided to Schroder Wertheim reflected management's estimates of assets and liabilities as of April 1996 and July 1996 under certain alternative scenarios. Based upon the most recent available financial information, the Company believes that its actual balance sheet figures as of the end of April 1996 will be less favorable than those contained in the pro forma balance sheets provided to

Schroder Wertheim, which were prepared during the first week of February 1996. This difference is due primarily to certain weather related events which occurred later in February 1996, resulting in lower skier visits, and consequently lower revenues, than had been anticipated.

  Schroder Wertheim has relied upon the accuracy and completeness of all information supplied or otherwise made available to it by S-K-I or obtained by it from other sources, and Schroder Wertheim did not assume any responsibility for independently verifying such information, undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of LBO or S-K-I and was not furnished with any such appraisals.

  The following is a summary of the analytical methodologies performed by Schroder Wertheim in connection with its fairness opinion.

 Analysis of Comparable Publicly Traded Companies

  Schroder Wertheim compared certain financial information of the Company with the following group of publicly traded companies which Schroder Wertheim deemed to be reasonably comparable to the Company: Cedar Fair L.P., Intrawest Corp., Mountasia Entertainment International, Inc. and Winter Sports Inc. Schroder Wertheim then analyzed these companies' market valuations in relation to various indicators of their financial performance (including revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), current net income and future net income derived from publicly-available equity analyst estimates) to imply hypothetical stock prices for S-K-I Common Stock. The implied per share stock price resulting from these analyses ranged from $9.33 to $74.22, with a median implied stock price of $25.53. Inclusive of an acquisition premium of 35 percent derived in the analysis of premiums paid, the median implied stock price was $34.46.

 Analysis of Comparable Transactions

  Schroder Wertheim analyzed data relating to a group of companies that had engaged in recent acquisition transactions which Schroder Wertheim deemed to be reasonably comparable to the Acquisition. The transactions that Schroder Wertheim deemed comparable included acquisitions by Fibreboard Corp. of Bear Mountain, by Premier Parks of Funtime Parks, by Cedar Fair L.P. of Worlds & Oceans of Fun, by Mountasia Entertainment International, Inc. of Malibu Grand Prix Corp., by S-K-I of Waterville Ski Resort, by Carmike Cinemas of Cinema World Inc., by Powdr Corp. of Alpine Meadows of Tahoe, by a consortium of buyers of Mont Ste. Anne, by Time Warner Inc. of Six Flags Entertainment Corp., by Paramount Communications of Kings Entertainment, America and by Cedar Fair L.P. of Dorney Park and Wildwater Kingdom. Schroder Wertheim then calculated certain multiples (including revenues, EBITDA, EBIT and net income) of the prices paid in such acquisitions and applied such multiples to imply hypothetical stock prices for S-K-I Common Stock. The implied per share stock price resulting from these analyses ranged from $5.83 to $34.30, with a median implied stock price of $16.29.

 Analysis of Comparable Ski Area Transactions

  Schroder Wertheim reviewed publicly available information relating to certain ski area transactions and calculated the "price paid per skier visit". The transactions that Schroder Wertheim reviewed included acquisitions by Fibreboard Corp. of Bear Mountain, by Intrawest of Snowshoe/Silver Creek, by Powdr Corp. of Boreal, by LBO Holdings of Cranmore, by a consortium of buyers of Mont Ste. Anne, by Intrawest of Stratton, by Telluride Colorado of Kirkwood, by S-K-I of Waterville Ski Resort, by the Crowne Family of Aspen Highlands, by Powdr Corp. of Alpine Meadows of Tahoe, by Fibreboard Corp. of Sierra Ski Ranch, by Tokyo Tower of Snowshoe and by LBO Holdings of Attitash/Bear Peak. Schroder Wertheim then applied the price per skier visit to imply hypothetical stock prices for S-K-I Common Stock. The implied per share stock price resulting from these analyses ranged from $10.55 to $25.41, with a median implied stock price of $15.08.

 Analysis of Premiums Paid

  Schroder Wertheim conducted an analysis of premiums paid in the acquisition of public companies for the period from January 1, 1995 through January 25, 1996 for all industries excluding financial services for transactions ranging in size from $50 million to $500 million. The median stock price premium derived from this analysis for the trading one week prior to an announcement of a transaction was 34.6%. The premiums suggested for this analysis were applied to the Company's five-day average stock price as of February 9, 1996 to imply hypothetical stock prices for S-K-I Common Stock. The implied per share stock price resulting from these analyses ranged from $17.76 to $20.60, with a median implied stock price of $19.18.

 Stock Trading History

  Schroder Wertheim examined the history of the trading prices and volume for the common stock of the Company and the relationship between movements in the prices of the common stock and movements in the Standard & Poor's 500 stock index over five-year, three-year and one-year periods. In each of the respective periods, the S&P 500 stock index outperformed S-K-I Common Stock, however, analyzing investor returns with the $18.00 price per share payable in connection with the Acquisition, returns in each of the five-year, three-year and one-year periods exceed that of the S&P 500 stock index over the comparable periods. Over the twelve months ending February 9, 1996, the S-K-I Common Stock price ranged from a low of $12.50 on October 13, 1995 to a high of $17.25 on February 16, 1995, with an average price of $14.726.

  The summary set forth above does not purport to be a complete description of the analyses performed by Schroder Wertheim. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Schroder Wertheim believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all underlying analyses, would create an incomplete view of the process underlying its opinion. The analyses performed by Schroder Wertheim are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which such businesses actually may be sold. Because such analyses are inherently subject to uncertainty, none of the Company, Schroder Wertheim or any other person assumes responsibility if future events do not conform to the judgments reflected in the opinion of Schroder Wertheim.

  Schroder Wertheim is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes. Schroder Wertheim acted as the Company's financial advisor in connection with the October 1995 sale of the Bear Mountain ski facility. For its services in connection with that transaction Schroder Wertheim received a fee of $400,000.

  In the ordinary course of its business, Schroder Wertheim may trade the equity securities of S-K-I for its own account and for the accounts of customers and, accordingly, may, at any time, hold a long or short position in such securities.

  The amount of the Merger Consideration was determined by the parties to the Merger Agreement; Schroder Wertheim did not determine the amount of the Merger Consideration.

  Pursuant to a letter agreement, dated October 13, 1993 and extended on October 5, 1995, S-K-I will pay Schroder Wertheim a fee of approximately $1.775 million for its services in connection with the Acquisition, including the rendering of its opinion in conjunction with the Acquisition, upon consummation of the Acquisition. S-K-I has paid to Schroder Wertheim $125,000 for delivery of its opinion, which amount will be credited against the aforementioned fee. Fees paid or payable to Schroder Wertheim are not contingent on the contents of the fairness opinion. S-K-I has also agreed to reimburse Schroder Wertheim for its reasonable out-of-pocket expenses, and to indemnify Schroder Wertheim and certain related persons against certain liabilities in connection with the engagement of Schroder Wertheim, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

  In considering the recommendation of the Company's Board of Directors with respect to the Merger Agreement, stockholders should be aware that certain members of the Company's management and Board of Directors have certain interests in the Acquisition that are in addition to or different from the interests of the stockholders of the Company generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving and adopting the Merger Agreement.

  Certain executive officers (Messrs. Smith, Sargent, Lunde, Wilson, Chandler and Diamond) are holders of options to purchase shares of S-K-I Common Stock. See "STOCK OWNERSHIP". Pursuant to the Merger Agreement, immediately prior to the Effective Time, each option or right to acquire shares of S-K-I Common Stock will be converted into the right to receive an amount in cash equal to the product of (x) $18.00 minus the current option, acquisition or base price per share of such option or right and (y) the number of shares subject to such option or right, payable without interest at the Effective Time, and each such option or right will be cancelled. See "THE MERGER AGREEMENT--Stock Options." As a result of the Acquisition, options which are currently not exercisable will become exercisable pursuant to the terms of the plans under which they were distributed.

  The Company has entered into no agreements with LBO regarding future employment of Company executive officers after consummation of the Acquisition.

  The Company entered into a Change in Control Agreement dated as of February 13, 1996 with Henry B. Lunde, President of the Company, providing for a payment over three years of 2.99 times his current year's salary if Mr. Lunde leaves, or is discharged from, the Company within three years after the closing of the Acquisition. The contract is renewable by the Company on a year-to-year basis. In addition, pursuant to resolutions of the Board of Directors of the Company adopted on February 13, 1996, assuming the Acquisition is consummated, the Company is to pay to Mr. Lunde a bonus of $500,000, half to be paid upon closing of the Acquisition and half to be paid on January 1, 1997.

  Pursuant to action taken at the meeting of the Board of Directors of the Company held on February 12, 1996, the Company has granted to Martel D. Wilson, Jr., Vice President and Chief Financial Officer of the Company, the right to receive an amount equal to his current annual salary payable upon or after the completion of the Company's financial statements for the 1996 fiscal year, which is expected to take place on or about November 25, 1996.

  The Merger Agreement provides that the directors of the Company and their dependents will continue to receive complimentary ski passes and certain discounts and privileges relating to the Company's facilities on the same basis as in the past, for a period of five years after the closing of the Acquisition.

  Pursuant to the Merger Agreement, for a period equal to the later of (i) six years from the Effective Time and (ii) the expiration of any statute of limitations, the Surviving Corporation (as defined herein) will indemnify each present and former director or officer of the Company or any of its subsidiaries against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses (including reasonable attorneys' fees) incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the Effective Time, and will advance expenses as incurred, to the fullest extent that the Company or such subsidiary would have been permitted under applicable law and the Certificate of Incorporation or the By-Laws of the Company or such subsidiary. The Merger Agreement also requires the Company to maintain officers' and directors' liability insurance policies for a period of six years following the Effective Time. See "THE MERGER AGREEMENT--Indemnification and Insurance."

  The Company and its subsidiaries have issued certain perpetual or transferrable ski passes and lift tickets, in connection with certain offerings of securities and otherwise. The Merger Agreement provides that these passes and tickets will continue to be valid after the consummation of the Acquisition. Certain of such passes and tickets are held by directors and officers of the Company, members of their respective families and/or family trusts.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the principal federal income tax consequences relating to the Acquisition based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, rulings and judicial authority as in effect on the date of this Proxy Statement. Subsequent changes in the law could alter the federal income tax consequences of the Acquisition. This discussion applies only to stockholders holding shares of S-K-I Common Stock as capital assets, and may not apply to shares of S-K-I Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, to S-K-I stockholders who are not citizens or residents of the United States, to S-K-I stockholders who are tax-exempt or to other S-K-I stockholders of special status.

  The receipt by a stockholder of cash for shares of S-K-I Common Stock pursuant to the Acquisition will be a taxable transaction for federal income tax purposes under the Code and also may be a taxable transaction under applicable state, local and other tax laws. A stockholder generally will recognize gain or loss equal to the difference between the amount of cash received by the holder pursuant to the Acquisition in exchange for his or her shares and the adjusted tax basis in such shares. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired in a single transaction at the same price). Such gain or loss generally will be capital gain or loss if the shares are a capital asset in the hands of the stockholder and will be long-term if the shares have a holding period of more than one year at the time of their conversion at the Effective Time.

  THIS TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, INCLUDING THE EFFECT AND APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

REGULATORY APPROVALS

  The Acquisition is subject to the requirements of the HSR Act, which provides that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division and the FTC and the requisite waiting period has expired or is terminated. LBO and S-K-I each filed the required information and materials with the Antitrust Division and the FTC on March 6, 1996. On April 5, 1996 the parties received from the Antitrust Division a request for additional information, which has the effect of extending the waiting period until the 20th day after the requested information has been provided. On May 6 and May 8, 1996 S-K-I and LBO, respectively, provided documents to the Antitrust Division which they believe comply with the request. In addition, LBO and certain subsidiaries of S-K-I require the consent of the U.S. Forest Service with respect to the Acquisition pursuant to Special Use Permits issued to such subsidiaries. The Acquisition is subject to state antitrust review, but no formal filings or waiting periods are required. Because one of the Company's subsidiaries owns a television station, the approval of the Federal Communication Commission ("FCC") is required for the transaction.

ACCOUNTING TREATMENT

  It is expected that the Acquisition will be treated as a "purchase" for financial accounting purposes in accordance with GAAP. Accordingly, a determination of the fair market value of S-K-I's assets and liabilities will be made in order to allocate the purchase price of the assets acquired and the liabilities assumed.

FINANCING

  The obligations of LBO and Merger Sub under the Merger Agreement are not conditioned on receipt of financing. As noted above, LBO has placed $5 million in cash in escrow as the security for its obligations under the Merger Agreement.

  LBO has received a commitment letter from Fleet National Bank of Massachusetts ("Fleet National") with respect to a $40 million senior secured revolving credit facility and a $65 million senior secured term loan. Fleet National's commitment is subject to various conditions, including delivery of definitive documentation; receipt by LBO of adequate equity and subordinated debt capital; and no fact or circumstance being determined to exist which would cause a material adverse effect. LBO has also received a commitment letter from The First National Bank of Boston ("Bank of Boston") with respect to $35 million in senior subordinated notes and warrants. Bank of Boston's commitment is subject to various conditions, including those contained in the Fleet National letter. The Company understands that LBO is seeking competitive financing proposals from other lenders and LBO may or may not utilize alternatives to the financing proposed by Fleet National and Bank of Boston.

                             THE MERGER AGREEMENT

  On February 13, 1996, S-K-I, LBO and Merger Sub entered into the Merger Agreement. The following summary of the material provisions of the Merger Agreement is qualified in its entirety by reference to the text of the Merger Agreement, a copy of which has been attached as Annex A hereto and is incorporated herein by reference. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Merger Agreement.

THE MERGER

  The Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger. The Certificate of Incorporation and By-Laws of the Company in effect at the Effective Time shall be the Certificate of Incorporation and By-Laws, respectively, of the Surviving Corporation, and shall remain in effect as such until duly amended in accordance with the terms thereof. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

  As provided in the Merger Agreement, at the Effective Time, each share of S-K-I Common Stock, issued and outstanding immediately prior to the Effective Time (other than shares of S-K-I Common Stock owned by LBO, Merger Sub or any other subsidiary or affiliate of LBO (the "Purchaser Companies") or shares of S-K-I Common Stock which are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL or shares of S-K-I Common Stock which are held in the Company's treasury at the Effective
Time) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $18.00 (the "Merger Consideration"). All such shares, by virtue of the Merger and without any action on the part of the holders thereof, will no longer be outstanding and will be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such shares upon the surrender of such certificate or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL. At the Effective Time, each share of S-K-I Common Stock issued and outstanding at the Effective Time and owned by LBO or Merger Sub will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, will be cancelled and retired without payment of any consideration therefor and will cease to exist. Promptly after the Effective Time, the Surviving Corporation will cause to be mailed to each person (other than any of the Purchaser Companies) who was, at the Effective Time, a holder of record of issued and outstanding shares of S-K-I Common Stock a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such shares in exchange for payment therefor. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one share of common stock of the Surviving Corporation. Promptly after the Effective Time, the Surviving Corporation will cause to be mailed to each former holder of shares of S-K-I Common Stock a letter of transmittal to be used in surrendering certificates and receiving payment of the Merger Consideration.

STOCK OPTIONS

  The Merger Agreement provides that, immediately prior to the Effective Time, each option or right to acquire shares under the Company's 1982 Incentive Stock Option Plan, the Company's 1988 Stock Option Plan and any other stock option or stock entitlement plan operated by the Company which is, at the Effective Time, fully vested and exercisable in accordance with the governing instruments of such plan, will, without any action on the part of the holder thereof, be converted into the right to receive an amount in cash (the "Option Amount"), if any, equal to the product of (x) the Merger Consideration minus the current option, acquisition or base price per share of such option or right and (y) the number of shares subject to such option or right, payable to the holder thereof without interest thereon, at the Effective Time of the Merger and such option or right will be cancelled and retired and will cease to exist; provided that the Company will be entitled to withhold, in accordance with applicable tax law, from any such cash payment any amounts required to be withheld under applicable tax law. All such options or rights will be fully vested and exercisable at the Effective Time pursuant to the terms of the plans under which they were distributed. If it is determined that compliance with any of the foregoing may cause any individual subject to
Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any such option or right held by such individual will, if such individual so agrees, be cancelled or converted, as the case may be, at the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Corporation an amount in cash in respect thereof equal to the Option Amount. If and to the extent required by the terms of the plans governing such options or rights or pursuant to the terms of any option or right granted thereunder, the Company will use all reasonable efforts to obtain the consent of each holder of outstanding stock options or rights to the foregoing treatment of such stock options or rights and to take any other action reasonably necessary to effectuate the foregoing provisions.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various customary representations and warranties of the parties, which representations and warranties, with certain exceptions, do not survive beyond the Effective Time. Representations and warranties of LBO and Merger Sub include, without limitation, certain matters relating to their organization and qualification to do business, their authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, consents and approvals required for the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and the availability of funds sufficient to consummate the Merger.

  Representations and warranties of the Company include, without limitation, certain matters relating to its organization and qualification to do business, capitalization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, consents and approvals required for the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, filings with the Commission, title to its properties, the absence of certain changes since December 31, 1994, litigation and liabilities, employee benefit matters, taxes, compliance with law, intellectual property, labor, insurance, environmental matters, relationships with related persons, brokers and finders and takeover statutes and provisions.

INTERIM OPERATIONS OF THE COMPANY

  Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time (unless LBO shall otherwise agree in writing and except as otherwise contemplated by the Merger Agreement): (a) the business of the Company and its subsidiaries will be conducted only in the ordinary course of business and, to the extent consistent therewith, each of the Company and its subsidiaries will use its best efforts to preserve its business organization and goodwill intact, keep available the services of its officers and employees as a group, maintain its assets and maintain its existing relations with customers, suppliers, distributors, employees and others having business relationships with it; (b) subject to certain limited exceptions, neither the Company nor any of its subsidiaries will (i) issue, sell, pledge, dispose of or encumber (or agree to issue, pledge, dispose of or encumber) any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its subsidiaries or any other property or assets other than, in the case of the Company, shares of S-K-I Common Stock issuable pursuant to options outstanding on the date of the Merger Agreement under certain stock plans; (ii) adopt or propose any amendment or change of their respective certificates of incorporation or by-laws; (iii) split, combine or reclassify the outstanding shares of S-K-I Common Stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the shares of S-K-I Common Stock; (v) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material assets or incur or modify any material indebtedness or other liability or issue any debt securities or securities convertible into or exchangeable for debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, in each case other than in the ordinary course of business and in a manner consistent with past practice; (vi) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; (vii) authorize or make capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate; (viii) make any acquisition of material assets (other than in the ordinary course of business) or investment in the stock of any other person except for mutual funds in the ordinary course of business; or (ix) merge or consolidate with any other person; (c) subject to certain limited exceptions, other than in the ordinary course of business or pursuant to obligations imposed by collective bargaining agreements, neither the Company nor any of its subsidiaries will increase the compensation payable or to become payable to its executive officers or employees, enter into any contract or other binding commitment in respect of any such increase or grant any severance or termination pay (other than pursuant to a benefits plan or policy existing as of the date of the Merger Agreement) to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries will establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement or benefits plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any benefits plan existing as of the date of the Merger Agreement;
(d) subject to certain limited exceptions, neither the Company nor any of its subsidiaries will settle or compromise any material claims or litigation or, except in the ordinary course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability of the Company or any of its subsidiaries before the same becomes due and payable in accordance with its terms; (e) neither the Company nor any of its subsidiaries will take any action, other than reasonable and usual actions in the ordinary course of business with respect to accounting policies or procedures (including tax accounting policies and procedures) and except as may be required by the Commission or the Financial Accounting Standards Board;
(f) neither the Company nor any of its subsidiaries will make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to LBO, except in the ordinary course of business; and (g) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

CONDITIONS TO THE MERGER

  Under the Merger Agreement, the respective obligations of LBO and Merger Sub to consummate the Acquisition are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by LBO or Merger Sub, as the case may be, to the extent permitted by applicable law: (a) the Merger Agreement and the Acquisition shall have been duly approved by the affirmative vote of a majority of the voting power of the outstanding shares of S-K-I Common Stock (voting as a class); (b) Dissenting Stockholders shall not have taken the actions required to exercise appraisal rights pursuant to Section 262 of the DGCL with respect to any more than 10% of the outstanding shares of S-K-I Common Stock; (c) no court or other governmental body shall have, after the date of the Merger Agreement, enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and (i) unconditionally prohibits consummation of the transactions contemplated under the Merger Agreement, provided LBO shall have used all best efforts to obtain the requisite clearances, (ii) imposes material restrictions on the consummation of the transactions contemplated under the Merger Agreement or (iii) imposes material restrictions on the business operations of LBO, Merger Sub or the Company as a result of the transactions contemplated under the Merger Agreement, either prior to or subsequent to the Merger, excluding only, in the case of clauses (ii) and (iii) above, any such restrictions imposed under the HSR Act or any other federal or state antitrust laws or regulations (or, in the case of Vermont, its consumer protection laws and regulations) (collectively, "Antitrust Laws"); (d) all of the Company's representations and warranties in the Merger Agreement (considered collectively), (i) must have been true, correct and accurate in all respects as of the date of the Merger Agreement except for such inaccuracies as do not, individually or in the aggregate, cause or constitute a material adverse effect, and (ii) must be true, correct and accurate in all respects as of the Closing Date as if made on the closing date of the Merger, except for such inaccuracies as do not, individually or in the aggregate, cause or constitute a material adverse effect; (e) all of the covenants and obligations that the Company is required to perform or to comply with pursuant to the Merger Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects; (f) (i) other than any consents to be obtained pursuant to Antitrust Laws, certain other required consents must have been obtained, must be in full force and effect and be subject to only such conditions or modifications as would not, individually or in the aggregate, have a material adverse effect and (ii) the waiting period applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated; and (g) since the date of the Merger Agreement there shall not have occurred any event, transaction or occurrence resulting in a material adverse effect. As used in the Merger Agreement, the term "material adverse effect" excludes changes resulting from the operations of the Company between January 28, 1996 and the closing (other than any changes arising out of actions taken outside the ordinary course of business).

  The obligations of the Company to consummate the Acquisition are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law: (a) the Merger Agreement and the Acquisition shall have been duly approved by the affirmative vote of a majority of the voting power of the outstanding shares of S-K-I Common Stock (voting together as a class); (b) LBO and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time, and shall have provided to Company reasonable assurance of availability of financing necessary to fund the transactions contemplated under the Merger Agreement; and (c) no court or other governmental body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement.

ACQUISITION PROPOSALS

  The Company has agreed that neither the Company nor any of its subsidiaries will, and the Company will direct and use all reasonable efforts to cause the respective officers and directors of the Company and its subsidiaries and the employees, agents and representatives of the Company (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of the its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a reorganization, merger, consolidation or similar transaction, or any purchase of (a) all or any significant portion of the assets of the Company or any of its subsidiaries, (b) 5% or more of the outstanding shares of S-K-I Common Stock or (c) any shares of the outstanding capital stock of the Company's subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Company's Board of Directors of its fiduciary duties as advised by outside counsel to the Company, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. To the extent consistent with the fiduciary responsibilities of Company officers and directors, the Company will promptly notify LBO if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company. To the extent consistent with the fiduciary responsibilities of Company's officers and directors, the Company will promptly inform LBO of all terms and conditions of any such Acquisition Proposal and will promptly furnish LBO with copies of any written Acquisition Proposal. The foregoing will not prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, as advised by outside counsel to the Company, is required under applicable law.

INDEMNIFICATION AND INSURANCE

  Pursuant to the Merger Agreement, from the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Surviving Corporation will indemnify and hold harmless each present or former director and officer of the Company or any of its subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the Merger, the preparation, filing and, as applicable, mailing of this Proxy Statement, and the other transactions and actions contemplated by the Merger Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the extent that the Company or such subsidiary would have been permitted, under applicable law and the Articles or Certificate of Incorporation or By-Laws of the Company or such subsidiary in effect on the date of the Merger Agreement, to indemnify such person (and the Surviving Corporation will also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). The Surviving Corporation will be entitled to assume the defense of the proceedings giving rise to any claim for indemnification under the Merger Agreement and the reasonable cooperation and assistance of the Indemnified Parties in such defense will be a condition to the Surviving Corporation's indemnification obligations. No settlement or other disposition of any such claim will be entered into without the Surviving Corporation's consent which will not be unreasonably withheld.

  The Company will maintain, at no expense to the beneficiaries, directors and officers liability insurance for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, issued by a carrier or carriers assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher, providing at least the same coverage as the directors' and officers' insurance policy maintained by the Company as of the date of the Merger Agreement and containing terms and conditions which are no less advantageous to the beneficiaries, for a period of at least six years from the Effective Time. In the event any claim is made against present or former directors, officers or employees of the Company that is covered or potentially covered by insurance, Surviving Corporation will do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim.

  If any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any present or former director or officer of the Company, on or prior to the sixth anniversary of the Effective Time, the foregoing provisions will continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

TERMINATION

  The Merger Agreement provides that it may be terminated and the Acquisition may be abandoned (i) at any time prior to the Effective Time, before or after the approval by holders of S-K-I Common Stock, by the mutual consent of LBO and the Company, by action of the Boards of Directors of both companies; (ii) by action of the Board of Directors of either LBO or the Company if (a) the Acquisition shall not have been consummated by June 30, 1996 (provided that the Company shall have the option to extend such date for an additional 30 days) whether or not such date is before or after the approval by holders of S-K-I Common Stock, provided that such right to terminate the Merger Agreement shall not be available until September 30, 1996 (and then only with respect to any further performance obligations under the Merger Agreement (other than any obligations under the Merger Agreement to pay or refund any amounts, which shall not be affected by such termination)) to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of such failure to consummate, (b) any governmental body or court of competent jurisdiction has, other than pursuant to any applicable Antitrust Laws, issued an order or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which injunction has become final and nonappealable or (c) the approval by the Company's stockholders of the Merger Agreement shall not have been obtained at a meeting duly convened therefor; (iii) at any time prior to the consummation of the Merger, by action of the Board of Directors of LBO, if (a) the Company shall have breached or failed to perform any of its obligations, covenants or agreements under the Merger Agreement or any representation or warranty of the Company set forth in the Merger Agreement shall have been untrue or incorrect when made or thereafter shall become untrue or incorrect, provided that there shall not arise any right to terminate the Merger Agreement unless any such breach, failure to perform or untrue or incorrect representation or warranty, either individually or in the aggregate, causes or constitutes a material adverse effect, (b) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to LBO or Merger Sub its approval or recommendation of the Merger Agreement or the Acquisition or (c) the Board of Directors of the Company, upon request by LBO, shall fail to reaffirm any such approval or recommendation, or shall have resolved to do any of the foregoing referred to in clause (b) or (c) of this clause (iii); and (iv) at any time prior to the consummation of the Acquisition by action of the Board of Directors of the Company, if (a) LBO or Merger Sub shall have breached or failed to perform in any material respect any of their obligations, covenants or agreements under the Merger Agreement or any representation or warranty of LBO or Merger Sub set forth in the Merger Agreement shall have been untrue or incorrect in any material respect when made or thereafter shall become untrue or incorrect in any material respect, except where such breach, failure to perform or lack of truthfulness or correctness has been caused by or results from a breach by the Company of any of its obligations under the Merger Agreement or (b) the Company receives an offer with respect to an Acquisition Proposal and the Board of Directors of the Company, in the exercise of its fiduciary duties as advised by outside counsel to the Company, determines to recommend such Acquisition Proposal to the Company's stockholders; provided that the Company (i) shall to the extent consistent with its Board's fiduciary obligations notify LBO and Merger Sub and shall provide a reasonably detailed summary of the terms thereof within 24 hours of receipt of such Acquisition Proposal, and (ii) shall notify LBO and Merger Sub promptly of its intention to recommend such Acquisition Proposal to the Company's stockholders.

TERMINATION FEE

  If the Merger Agreement is terminated as a result of any of the events described in clauses (iii)(a), (iii)(b) or (iv)(b) of the immediately preceding paragraph, then the Company will pay to LBO upon demand a fee equal to three percent (3%) of the total Merger Consideration required to be paid by LBO under the Merger Agreement (the "Termination Fee"); provided, however, that in the case of a termination as a result of the events described in clause (iii)(a) of the immediately preceding paragraph which is not the result of a willful breach by the Company of any provision of the Merger Agreement, the Company will instead pay to LBO upon demand in same day funds the lesser of the Termination Fee or the LBO's actual documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereunder, whether or not such expenses have been paid by LBO.

DEPOSIT

  Pursuant to the Merger Agreement, upon execution and delivery of the Merger Agreement on February 13, 1996, LBO placed on deposit with Citibank, N.A., as escrow agent, the sum of Five Million Dollars ($5,000,000). The Deposit will be paid to the Company in the event the Company terminates the Merger Agreement as a result of a material breach by LBO or Merger Sub of any of their obligations, covenants or agreements under the Merger Agreement or a material misrepresentation or breach of warranty by LBO or Merger Sub.

  In the event of a termination, except for the Termination Fee and the Deposit described above, neither the Company nor LBO will have any liability or further obligation to the other.

                               APPRAISAL RIGHTS

  Under the DGCL, record holders of shares of S-K-I Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger Agreement will be entitled to have their shares of S-K-I Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Annex C.

  Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 calendar days prior to the meeting, the Company must notify each of the holders of S-K-I Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice. Any stockholder who wishes to exercise appraisal rights should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

  A holder of shares of S-K-I Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of S-K-I Common Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his or her shares. A proxy or vote against the Merger Agreement will not constitute such a demand. In addition, a holder of shares of S-K-I Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

  Only a holder of record of shares of S-K-I Common Stock is entitled to assert appraisal rights for the shares of S-K-I Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. Holders of S-K-I Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of S-K-I Common Stock should be sent or delivered to the attention of the Company's Secretary, S-K-I Ltd., P.O. Box 5494, Airport Executive Plaza #5, West Lebanon, NH 03784, so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

  If the shares of S-K-I Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of S-K-I Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds S-K-I Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the S-K-I Common Stock held for one or more beneficial owners while not exercising such rights with respect to the S-K-I Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all S-K-I Common Stock held in the name of the record owner.

  Within 10 calendar days after the Effective Time, the Company, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Acquisition to each person who has satisfied the appropriate provisions of Section 262 and who has not voted in favor of the Merger Agreement. Within 120 calendar days after the Effective Time, the Company, or any stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all such stockholders. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of S-K-I Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 calendar days after the Effective Time, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of S-K-I Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 calendar days after a written request therefor has been received by the Company.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of the shares of S-K-I Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of S-K-I Common Stock as determined under Section 262 could be more than, the same as or less than the $18 per share that they would otherwise receive if they did not seek appraisal of their shares of S-K-I Common Stock. Stockholders should note that the last sale price of S-K-I Common Stock on February 12, 1996, the day prior to the announcement of the execution of the Merger Agreement, was $14 3/8. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of S-K-I Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of S-K-I Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of S-K-I Common Stock entitled to appraisal.

  The Court may require stockholders who have demanded an appraisal and who hold S-K-I Common Stock represented by certificates to submit their certificates of S-K-I Common Stock to the Court for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares of S-K-I Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of S-K-I Common Stock as of a date prior to the Effective Time).

  If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of S-K-I Common Stock of such holder will be converted into the right to receive $18 per share in accordance with the Merger Agreement, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the Effective Time. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Time will require the written approval of the Company. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

                                STOCK OWNERSHIP

  The following table sets forth information, as of January 31, 1996 regarding the beneficial ownership of shares of S-K-I Common Stock of each person known by the Company to be the beneficial owner of more than five percent of such shares, each director of the Company, each of the named executive officers of the Company, and all of the directors and such executive officers of the Company as a group, based upon information received from such persons. Such beneficial ownership is reported in accordance with the rules of the Commission, under which a person may be deemed to be the beneficial owner of shares of S-K-I Common Stock if he or she has or shares the power to vote or dispose of such shares or has the right to acquire beneficial ownership of such shares within 60 days (for example, through the exercise of an option). Because of these rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of such shares by the person indicated. Unless otherwise indicated in the table, each person named was the direct owner of, and had sole voting and investment power over, the shares shown as beneficially owned by such person.

                                                                    PERCENTAGE
                                              NUMBER OF    UNVESTED  OF SHARES
BENEFICIAL OWNER                           SHARES OWNED(1) OPTIONS  OUTSTANDING
- ----------------                           --------------- -------- -----------
Private Capital Management, Inc. ........       429,182                 7.4
 3003 Tamiami Trail N., Naples, FL 33940
David L. Babson & Co. ...................       405,100                 7.0
 1 Memorial Drive, Cambridge, MA 02142-
 1300
Preston Leete Smith......................       649,528       --       11.2
 P.O. Box 372, Waterville Valley, NH
 03215
Joseph D. Sargent(2)(3)..................       472,375       --        8.2
 25 Colony Road, West Hartford, CT 06117
Jose M. Calhoun(4).......................        10,875       --         .2
F. Ray Keyser, Jr.(5)....................         3,000       --          *
Walter N. Morrison.......................        14,575       --          *
Mary T. Sargent(2).......................        20,250       --         .4
Thomas C. Webb(7)........................         4,350       --          *
Martel D. Wilson, Jr.(6).................       175,343     3,333       3.0
Foster T. Chandler, Jr...................        13,250       --          *
Christopher S. Diamond...................        30,166     3,333        .5
Henry B. Lunde...........................        38,250     5,000        .7
All directors and executive officers as a
 group (11 persons)......................     1,431,962       --       24.7

- --------
* less than one-tenth of one percent
(1) The shares shown as beneficially owned by Preston Leete Smith, Joseph D. Sargent, Martel D. Wilson, Jr., Henry B. Lunde, Foster T. Chandler, Jr., and Christopher S. Diamond, and by all directors and executive officers as a group, include 7,500, 7,500, 19,917, 23,250, 13,250, 19,917 and 91,334
    shares, respectively, which, as of January 31, 1996, they could acquire by exercising options under the Company's 1988 Stock Option Plan.
(2) Joseph D. Sargent and Mary T. Sargent are husband and wife. Each of them disclaims any beneficial interest in shares shown as beneficially owned by the other.
(3) Of the shares shown as beneficially owned by Joseph D. Sargent, 25,125 shares, as to which he disclaims any beneficial interest, are held in trust for his children.
(4) Mr. Jose M. Calhoun died on April 12, 1996. Of the shares shown as beneficially owned by Mr. Calhoun, 2,000 shares, as to which he disclaimed any beneficial interest, are owned by his wife.
(5) Of the shares shown as beneficially owned by F. Ray Keyser, Jr., 2,992 shares are held jointly with his wife and 8 shares are held in trust. Mr. Keyser resigned from the Company's Board of Directors, effective on March 4, 1996.
(6) Of the shares shown as beneficially owned by Martel D. Wilson, Jr., 2,250 shares, as to which he disclaims any beneficial interest, are owned by his wife.
(7) The shares shown as beneficially owned by Thomas C. Webb are held jointly with his wife.

                                  THE COMPANY

  The Company, a Delaware corporation, is a holding company whose primary assets consist of subsidiaries which own and operate five ski resorts. Three of these subsidiaries are wholly-owned: Killington Ltd., Mount Snow Ltd. and Waterville Valley Ski Area Ltd. S-K-I owns a majority interest in Sugarloaf Mountain Corporation, and Mount Snow Ltd. owns all of the assets of the Haystack Ski Area.

  The Company provides several important services as parent company to these subsidiaries. It acts as a financial intermediary for purposes of efficient cash and investment management, as well as providing access to national capital markets and it centralizes sophisticated management information systems. In addition, the Company plots the overall strategy for potential growth through external acquisitions and coordinates ski industry marketing strategies on a nationwide basis.

                            LBO RESORT ENTERPRISES

  LBO Acquisition Co., a newly formed Delaware corporation, is a wholly-owned subsidiary of LBO Resort Enterprises, a Maine corporation, all of the outstanding stock of which is owned by Leslie B. Otten. LBO Acquisition Co. and LBO Resort Enterprises are new companies which have not engaged in any activities other than in connection with the Acquisition. Mr. Otten is also the sole stockholder of companies which own and operate four ski areas located in Maine, New Hampshire and Vermont: Sunday River Ski Resort located in Newry, Maine; Attitash Bear Peak Resort, in Bartlett, New Hampshire; Cranmore Resort, in North Conway, New Hampshire; and Sugarbush Resort, located in Warren, Vermont. These companies are also engaged in related activities including hospitality, transportation, and real estate businesses.

  Mr. Otten began his career in the ski industry in 1971 as an employee of Sherburne Corporation, the predecessor of Killington Ltd., and, from 1975 to 1980, was chiefly responsible for Sherburne's operations at Sunday River. In 1980, Mr. Otten purchased a controlling interest in Sunday River from Sherburne. Since 1980, principally due to expanded trails and lift capacity, expanded and improved snowmaking and trail grooming capability, considerable growth in lodging and other amenities, and effective marketing initiatives, annual skier visits at Sunday River have increased from 40,000 to 548,000 in 1994-95. Mr. Otten acquired the Attitash Bear Peak Resort in 1994 and the Sugarbush and Cranmore ski areas in 1995. As a consequence of these acquisitions, the ski areas controlled by Mr. Otten currently generate approximately 1,133,000 annual skier visits on a consolidated basis (based on 1994-95 data).

                         SELECTED FINANCIAL INFORMATION

  The following selected consolidated financial data of the Company for each of the five years in the period ended July 31, 1995 have been derived from financial statements audited by Price Waterhouse LLP, independent accountants. The following selected consolidated financial data of the Company for the six months ended January 28, 1996 and January 29, 1995 have been derived from unaudited financial statements and reflect, in the opinion of the Company, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information for such periods. The results of operations for the six months ended January 28, 1996 are not necessarily indicative of the operating results for the full year. This information should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information and consolidated financial statements and notes thereto incorporated herein by reference.

                              SIX MONTHS ENDED                             YEAR ENDED JULY 31,
                          --------------------------  -----------------------------------------------------------------
                          JANUARY 28,   JANUARY 29,
                              1996          1995          1995          1994         1993         1992         1991
                          ------------  ------------  ------------  ------------  -----------  -----------  -----------
Revenues................  $ 57,081,210  $ 56,221,438  $113,959,712  $ 98,907,219  $96,708,391  $89,013,660  $83,006,957
                          ------------  ------------  ------------  ------------  -----------  -----------  -----------
Expenses:
 Cost of operations
  including wages,
  maintenance and
  supplies..............    28,712,332    27,667,612    51,557,343    42,559,587   39,902,832   36,956,412   34,480,070
 Other taxes............     4,257,995     4,237,845     8,599,706     8,015,487    7,632,343    7,002,006    5,988,697
 Utilities..............     5,220,992     5,342,485     8,070,911     6,044,889    6,655,016    6,172,206    5,579,831
 Insurance..............     3,318,842     3,556,281     6,634,837     5,518,243    5,115,333    5,040,401    4,324,720
 Selling, general and
  administrative
  expenses..............    11,480,682    11,457,415    19,494,655    15,298,138   16,871,496   14,047,601   13,666,075
 Interest...............     1,914,906     1,880,819     3,818,893     2,214,309    2,228,385    2,471,202    2,939,825
 Depreciation and
  amortization..........     4,922,469     6,924,299    14,055,796    11,440,122   10,941,869   10,822,097   10,290,596
 Loss on sale of Bear
  Mountain assets.......     4,206,646             0             0             0            0            0            0
                          ------------  ------------  ------------  ------------  -----------  -----------  -----------
 Total expenses.........    64,034,864    61,066,756   112,232,141    91,090,775   89,347,274   82,511,925   77,269,814
                          ------------  ------------  ------------  ------------  -----------  -----------  -----------
(Loss) Income before
 income taxes and
 minority interest......    (6,953,654)   (4,845,318)    1,727,571     7,816,444    7,361,117    6,501,735    5,737,143
Income taxes............    (2,711,915)   (1,720,466)      997,123     3,169,956    2,952,310    2,776,106    2,323,982
                          ------------  ------------  ------------  ------------  -----------  -----------  -----------
Net (loss) income before
 minority interest......    (4,241,739)   (3,124,852)      730,448     4,646,488    4,408,807    3,725,629    3,413,161
Minority interest in
 income (loss) of
 subsidiary.............        31,737      (318,039)      298,949             0            0            0            0
                          ------------  ------------  ------------  ------------  -----------  -----------  -----------
Net (loss) income.......    (4,273,476)   (2,806,813)    1,029,397     4,646,488    4,408,807    3,725,629    3,413,161
Dividends paid..........      (752,392)     (693,997)     (693,997)     (635,545)    (573,015)    (515,237)    (457,670)
Retained earnings,
 beginning of period....    50,366,108    50,030,708    50,030,708    46,019,765   42,183,973   38,973,581   36,018,090
                          ------------  ------------  ------------  ------------  -----------  -----------  -----------
Retained earnings, end
 of period..............    45,340,240    46,529,898    50,366,108    50,030,708   46,019,765   42,183,973   38,973,581
Capital funds...........     7,240,982     7,171,756     7,196,145     7,155,584    7,027,125    7,005,749    6,998,189
                          ------------  ------------  ------------  ------------  -----------  -----------  -----------
 Total stockholders'
  equity................  $ 52,581,222  $ 53,701,654  $ 57,562,253  $ 57,186,292  $53,046,890  $49,189,722  $45,971,770
                          ------------  ------------  ------------  ------------  -----------  -----------  -----------
(Loss) earnings per
 common and common
 equivalent share.......  $      (0.74) $      (0.49) $       0.18  $       0.81  $      0.77  $      0.65  $      0.60
                          ============  ============  ============  ============  ===========  ===========  ===========
Dividends declared per
 common and common
 equivalent share.......  $       0.13  $       0.12  $       0.12  $       0.11  $      0.10  $      0.09  $      0.08
                          ============  ============  ============  ============  ===========  ===========  ===========
Book value per common
 and common equivalent
 share..................  $       9.09  $       9.29  $       9.95  $       9.92  $      9.26  $      8.60  $      8.04
                          ============  ============  ============  ============  ===========  ===========  ===========
Number of shares used in
 per share
 calculations...........     5,787,611     5,782,503     5,783,480     5,764,663    5,728,908    5,723,318    5,720,394
                          ============  ============  ============  ============  ===========  ===========  ===========
 Total assets...........  $122,522,611  $151,224,253  $136,721,513  $106,790,008  $99,182,131  $93,531,327  $90,288,344
                          ============  ============  ============  ============  ===========  ===========  ===========
Long-term debt..........  $ 21,117,554  $ 46,993,646  $ 38,790,032  $ 17,766,857  $16,372,409  $15,053,891  $16,251,290
Subordinated
 debentures.............    11,400,000    11,400,000    11,400,000    11,400,000   11,746,500   11,623,000   11,064,000
                          ------------  ------------  ------------  ------------  -----------  -----------  -----------
 Total long-term debt...  $ 32,517,554  $ 58,393,646  $ 50,190,032  $ 29,166,857  $28,118,909  $26,676,891  $27,315,290
                          ============  ============  ============  ============  ===========  ===========  ===========

  The consolidated results for fiscal 1995 and 1996 include the results of Waterville Valley Ski Area Ltd., which was acquired by the Company in October 1994, and the results of Sugarloaf Mountain Corporation, in which the Company acquired a 51% interest in August 1994. See Note 2 to the Company's 1995 Annual Report to Shareholders.

  In October 1995, the Company sold a majority of the ski resort and golf related assets of the Company's Bear Mountain Ltd. subsidiary. See Note 2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 28, 1996.

                     MARKET PRICE AND DIVIDEND INFORMATION

  The S-K-I Common Stock trades on The Nasdaq Stock Market's National Market under the symbol "SKII". The following table sets forth, for the fiscal years indicated, the high and low sale prices per share of S-K-I Common Stock and the amount of cash dividends declared and subsequently paid per share of S-K-I Common Stock for such fiscal year.

                                                         HIGH     LOW   DIVIDEND
                                                        ------- ------- --------
      1994
        First Quarter.................................. $14     $10 1/2     --
        Second Quarter.................................  14 1/4  11      $0.11
        Third Quarter..................................  13 3/4   9 1/2     --
        Fourth Quarter.................................  12 1/2   9 1/2     --
      1995
        First Quarter..................................  15 1/2  12         --
        Second Quarter.................................  16 1/2  11       0.12
        Third Quarter..................................  17 1/2  12         --
        Fourth Quarter.................................  16 3/4  13 1/2     --
      1996
        First Quarter..................................  16 3/4  12 1/2     --
        Second Quarter.................................  16 1/4  12 3/4   0.13
        Third Quarter (to May 6).......................  17 1/8  13 3/4     --

  On February 12, 1996, the last trading day prior to the public announcement of the execution of the Merger Agreement, the high and low sale prices for the S-K-I Common Stock were $14 3/4 and $13 3/4, respectively. On May 6, 1996, the high and low sale prices for the S-K-I Common Stock were both $16 15/16.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  S-K-I's firm of independent public accountants for the fiscal year ended July 31, 1995 and for the current fiscal year is Price Waterhouse LLP. It is anticipated that representatives of Price Waterhouse LLP will be present at the Special Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  In the event the Acquisition is not consummated, proposals of stockholders intended to be presented for action at this year's annual meeting of the stockholders must be received by the Company, S-K-I Ltd., P.O. Box 5494, Airport Executive Plaza, #5, West Lebanon, NH 03784 by June 20, 1996, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal should be directed to the attention of the Company's Secretary.

                                                                        ANNEX A

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement"), dated as of February 13, 1996, is among S-K-I Limited, a Delaware corporation with a principal place of business in West Lebanon, New Hampshire (the "Company"), LBO Resort Enterprises, a Maine corporation with a principal place of business in Newry, Maine ("Purchaser"), and LBO Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub" and, together with the Company, the "Constituent Corporations").

                                   RECITALS

  Whereas, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective shareholders to consummate, and have approved, the business combination transaction provided for herein whereby Purchaser acquires the Company by merging Merger Sub into the Company and the Company becoming a wholly-owned subsidiary of Purchaser, all upon the terms and subject to the conditions set forth herein;

  Whereas, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

                                   AGREEMENT

  Now, Therefore, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                      The Merger; Closing; Effective Time

  1.1. THE MERGER.

  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL").

  1.2. CLOSING.

  The closing of the Merger (the "Closing") shall take place (i) at the offices of Pierce, Atwood, Scribner, Allen, Smith & Lancaster at 10:00 a.m. on the later of (a) one hundred and twenty (120) days after the date of this Agreement or (b) the third business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VI hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

  1.3. EFFECTIVE TIME.

  As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VII hereof, the Company, the Purchaser, and Merger Sub shall cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective (the "Effective Time") on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware.

                                  ARTICLE II

                    Certificate of Incorporation; By-Laws;
              Officers and Directors of the Surviving Corporation

  2.1. THE ARTICLES OF INCORPORATION.

  The Certificate of Incorporation (the "Certificate") of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and shall remain in effect as such until duly amended in accordance with the terms thereof and the DGCL.

  2.2. THE BY-LAWS.

  The By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation and shall remain in effect as such until duly amended in accordance with the terms thereof and the DGCL.

  2.3. OFFICERS AND DIRECTORS.

  The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws and the DGCL.

                                  ARTICLE III

              Conversion of Cancellation of Shares in the Merger

  3.1. CONVERSION OR CANCELLATION OF SHARES.

  The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

    (a) At the Effective Time, each share of the Common Stock of the Company, par value $.10 per share (the "Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other subsidiary or affiliate of Purchaser (collectively, the "Purchaser Companies") or Shares which are held by shareholders ("Dissenting Shareholders") exercising appraisal rights pursuant to Section 262 of the DGCL or Shares which are held in the Company's treasury at the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $18.00 (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 3.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

    (b) At the Effective Time, each share of Common Stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one share of common stock of the Surviving Corporation.

    (c) Immediately prior to the Effective Time, each option or right to acquire Shares under the Company's 1982 Incentive Stock Option Plan, the Company's 1988 Stock Option Plan and any other stock option or stock entitlement plan operated by the Company which is, at the Effective Time, fully vested and exercisable in accordance with the governing instruments of such plan, shall, without any action on the part of the holder thereof be converted into the right to receive an amount in cash (the "Option Amount"), if any, equal to the product of (x) the Merger Consideration minus the current option, acquisition or base price per share of such option or right and (y) the number of Shares subject to such option or right, payable to the holder thereof without interest thereon, at the Effective Time of the Merger and such option or right will be cancelled and retired and shall cease to exist; provided that the Company shall be entitled to withhold, in accordance with applicable tax law, from any such cash payment any amounts required to be withheld under applicable tax law. Notwithstanding anything to the contrary herein, if it is determined that compliance with any of the foregoing may cause any individual subject to
  Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to become subject to the profit recovery provisions thereof, any such option or right held by such individual shall, if such individual so agrees, subject to the proviso to this sentence, be cancelled or converted, as the case may be, at the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Corporation an amount in cash in respect thereof equal to the Option Amount; provided that the parties hereto will cooperate so as to attempt to achieve the intent of the foregoing without giving rise to such profit recovery. If and to the extent required by the terms of the plans governing such options or rights or pursuant to the terms of any option or right granted thereunder, the Company shall use all reasonable efforts to obtain the consent of each holder of outstanding stock options or rights to the foregoing treatment of such stock options or rights and to take any other action reasonably necessary to effectuate the foregoing provisions. The Company shall take all reasonably necessary action to provide that the Stock Plans (as hereinafter defined) shall be terminated as of the Effective Time.

    (d) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

  3.2. PAYMENT FOR SHARES.

  At Closing, immediately prior to the filing of the Certificate of Merger with the Delaware Secretary of State, Purchaser shall make available or cause to be made available to the Paying Agent appointed by Purchaser with the Company's prior written approval (the "Paying Agent") amounts which, together with the Deposit and any earnings thereon, will be sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Sections 3.1(a) and 3.1(c) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time and to persons entitled to receive Option Amounts, as the case may be. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than any of the Purchaser Companies) of issued and outstanding Shares a form (mutually agreed to in writing by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any withholdings required under Section 3406 of the Code. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time or to persons entitled to receive Option Amounts, as applicable, and thereafter such holders and persons shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates or Options. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares or to persons entitled to receive Option Amounts, as applicable, for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Options and Purchaser shall reimburse the Surviving Corporation for such charges and expenses. Except as provided above, Purchaser shall pay or cause to be paid or reimbursed any transfer or other similar tax or governmental charge (including any stock transfer, sales, real property transfer or real property gains tax) imposed in connection with, or as a result of the Merger, or the transfer of Shares or payment of Option Amounts pursuant thereto, including any such tax or governmental charge that is imposed on a shareholder of the Company; provided, however, that Purchaser shall not be required to pay or cause to be paid or reimbursed any capital gains or other income or similar tax imposed on any recipient of the Merger Consideration.

  3.3. DISSENTERS' RIGHTS.

  If any Dissenting Shareholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Purchaser prompt notice thereof (and shall also give Purchaser prompt notice of any withdrawals of such demands) and Purchaser shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to
Section 3.1.

  3.4. TRANSFER OF SHARES AFTER THE EFFECTIVE TIME.

  No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                                  ARTICLE IV

                        Representations and Warranties

  4.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

  The Company hereby represents and warrants to Purchaser and Merger Sub that:

    (a) Corporate Organization and Good Standing. Part 4.1(a) of the Disclosure Schedule contains a full, complete and accurate list of all Affiliates (provided that officers and directors need not be listed) of the Company, including for each corporate Affiliate (collectively called the "Company Subsidiaries" and individually called a "Company Subsidiary") its name, jurisdiction of incorporation, jurisdictions in which it is qualified to do business and its capitalization (including the identity of each stockholder and the number of shares held by each). Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except where the absence of such qualification would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has the requisite corporate power and authority to carry on its respective businesses as they are now being conducted and to own or use the properties and assets it purports to own or use.

    (b) Authorized Capital. The authorized capital stock of the Company consists of 12,500,000 shares of Common Stock, par value $0.10 per share, of which 5,790,882 shares were outstanding and held in treasury as of January 28, 1996. Since January 28, 1996 no shares have been issued other than pursuant to exercises of options described below. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance, except that 185,925 shares of Common Stock are reserved for issuance pursuant to options granted under the 1982 Incentive Stock Option Plan and the 1988 Stock Option Plan (collectively, the "Stock Plans"). Options granted under the Stock Plans with respect to not more than 185,925 shares of Common Stock will, as of the Effective Time, be fully vested and exercisable in accordance with the terms of the governing instruments of the Stock Plans. Each of the outstanding shares of capital stock of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances, except as shown on Part 4.1(b) of the Disclosure Schedule. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above and as set forth in the Certificate of Incorporation of the Company, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other agreements or commitments of any character of the Company or any of the Company Subsidiaries relating to the issuance of, or any securities convertible into or exchangeable for, the issued or unissued capital stock, voting or other securities of the Company or any of the Company Subsidiaries. Except as set forth in Part 4.1(b) of the Disclosure Schedule, there are no outstanding obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other securities of the Company or any of the Company Subsidiaries, or to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), any other person. Except as set forth in Part 4.1(b) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has authorized or outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its subsidiaries on any matter. Except as set forth in Part 4.1(b) of the Disclosure Schedule, after the Effective Time the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation pursuant to any Plan (as defined in Section 4.1(h)).

    (c) Corporate Authority. Subject only to approval of this Agreement by the affirmative vote of a majority of the voting power of the outstanding shares of the Common Stock (voting as a class), the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    (d) Governmental Filings; No Violations. (i) Other than the filings provided for in Section 1.3 hereof, as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Environmental Laws and the Exchange Act (collectively, the "Regulatory Filings"), except as set forth in Part 4.1(d) of the Disclosure Schedule, no notices, reports or other filings are required to be made by any Acquired Company with, nor are any Consents required to be obtained by any Acquired Company from, any Person (including any Governmental Body) in connection with the execution and delivery of this Agreement by the Company and the consummation or performance by the Company of the Contemplated Transactions, other than such notices, reports, filings or consents the failure of which to be made or obtained would not have a Company Material Adverse Effect.

    (ii) Except as set forth in Part 4.1(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

      (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any Acquired Company, or
    (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

      (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject except such as would not have a Company Material Adverse Effect;

      (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company except such as would not have a Company Material Adverse Effect;

      (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract except such as would not have a Company Material Adverse Effect; or

      (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company except such as would not have a Company Material Adverse Effect.

    (e) Company Reports; Financial Statements; Company Records. (i) Each registration statement, schedule, report, proxy statement or information statement prepared by it and filed with the SEC since January 1, 1993 (collectively, the "Company Reports"), including any earlier SEC filings by the Company incorporated therein by reference, as of their respective dates, did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income, shareholders' equity and cash flows and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect and any lack of related notes and schedules), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. The Company Reports comply in all material respects with applicable accounting requirements and with all published rules and regulations of the SEC. The consolidated balance sheet and statements of income, shareholders equity and cash flows and changes in financial position most recently reflected in the Company Reports are hereby referred to as the "Financial Statements." Other than the Company Reports, the Company has not filed any other definitive reports or statements with the SEC since the Company's quarterly report on Form 10-Q for the quarter ended October 29, 1995 and its current report on Form 8-K dated November 7, 1995.

    (ii) The consolidated balance sheet of the Company and its subsidiaries as of January 28, 1996, a copy of which has been furnished to Purchaser and is set forth in Section 4.1(e) of the Disclosure Schedule, fairly presents the consolidated financial position of the Company and its subsidiaries as of its date, subject only to such deviations or inaccuracies as do not constitute or result in a Company Material Adverse Effect, and has been prepared in accordance with the Company's internal audit controls and accounting standards.

    (iii) The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which shall be delivered to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the applicable requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain records, accurate and complete, in all material respects, of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books other than the minutes of the meeting at which this Agreement was approved and a meeting held on January 9, 1996 and the meetings of the boards of directors of several Subsidiaries of the Company held during January, 1996, and those minutes will be prepared and included in the minute book on a timely basis. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

    (f) Title to Properties; Encumbrances. All properties and assets owned or purported to be owned by the Acquired Companies are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature ("Limitations") except, with respect to all such properties and assets, Encumbrances and Limitations which do not impair the operations at the ski area with which the property is associated, and zoning laws and other land use restrictions that do not impair the operations at the ski area with which the property is associated, other than in either such case, such impairments as do not, individually or in the aggregate, constitute or result in a Company Material Adverse Effect.

    (g) Taxes. Each of the Company and the Company Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such tax returns and reports. Except as set forth in Schedule 4.1(g), the most recent financial statements contained in the Company Reports reflect an adequate reserve for all taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Company Material Adverse Effect. No requests for waivers of the time to assess any taxes against the Company or any Company Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Section 4.1(g), "taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

    (h) Employee Benefits. Except as described in the Company Reports or as would not have a Company Material Adverse Effect or as reported in Part 4.1(h) of the Disclosure Schedule, (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of the Company or any Company Subsidiary that are sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability (each, a "Plan"), including, without limitation, any such Plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, (ii) neither the Company nor any Company Subsidiary has, as of the date hereof, any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued or contingent, nor to the Knowledge of the executive officers of the Company are any such liabilities or obligations expected to be incurred, and (iii) the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee except for the options referred to in Section 4.1(b). The only severance agreements or severance policies applicable to the Company or its Subsidiaries are the agreements and policies listed in Part 4.1(h) of the Disclosure Schedule.

    (i) Compliance. (i) Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have, individually or in the aggregate, a Company Material Adverse Effect.

    (j) Litigation and Liabilities. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or as set forth in Part 4.1(j) of the Company Disclosure Schedule there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the officers of the Company, threatened against the Company or any of its subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to matters involving any Environmental Law (as defined in Section 4.1(o)), or any other facts or circumstances of which the management of the Company is aware that is reasonably likely to result in any claims against or obligations or liabilities of the Company or any of its subsidiaries, that, alone or in the aggregate, would have a Company Material Adverse Effect.

    (k) Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or as set forth in Part
  4.1 of the Disclosure Schedule, since December 31, 1994, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses (except for such departures from the ordinary and usual course of such businesses which, individually or in the aggregate, would not have a Company Material Adverse Effect) and there has not been (i) any Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, other than regular annual cash dividends of $0.12 per Share in January 1995 and $0.13 per share in January 1996; or (iii) any change by the Company in accounting principles or practices, except as required by generally accepted accounting principles. Since October 29, 1995, except as provided for herein, as disclosed in the Company Reports filed with the SEC prior to the date hereof or as set forth in Part 4.1(k) of the Disclosure Schedule, and other than in the ordinary course or as required by law or to maintain the tax-qualified status of any Plan, there has not been any material increase in the compensation payable or which could become payable by the Company and its subsidiaries to their officers or key employees, or any amendment of any Plans which would result in any such increase.

    (l) Intellectual Property. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof and except as would not have a Company Material Adverse Effect, the Company owns, or is licensed to use, all patents, trademarks, tradenames, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company and its subsidiaries as currently conducted or proposed to be conducted and all such granted and issued patents, registered trademarks and copyrights held by the Company or any subsidiary of the Company are valid, enforceable and subsisting.

    (m) Labor Matters. Except as would not have a Company Material Adverse Effect, (i) to the best of the Company's Knowledge the business of the Acquired Companies is operating and has been operated in compliance with applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), and the Americans with Disabilities Act ("ADA") and such applicable laws respecting employment discrimination, equal employment opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor-management relations and unemployment insurance, (ii) there is neither pending nor threatened against the Company or any of the Company Subsidiaries any labor strike or work stoppage, or any other labor dispute or grievance; and (iii) except for the contracts, agreements and other arrangements listed in Part 4.1(m) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or otherwise bound by any contract or other agreement with any labor union or association representing any Employee.

    (n) Insurance. (i) All material insurance policies maintained by the Company provide coverage for the operations of the Company and its subsidiaries in amounts and covering such risks as the Company believes is necessary to conduct its business. Neither the Company nor any of its subsidiaries has received formal notice that any such policy is invalid or unenforceable.

    (ii) Except for such matters as, individually or in the aggregate, would not have a Company Material Adverse Effect, all insurance plans or programs operated by or for the benefit of any of the Acquired Companies, including insurance programs, policies or plans offered or provided by Ski Insurance Company (A) comply with all applicable laws, (B) have in force excess or reinsurance contracts related thereto which are, to the Knowledge of the Company based upon the advice of insurance consultants retained by the Company for such purposes, customary for comparable risks, including both specific and aggregate stop loss insurance, and (C) maintain reserves for such programs or plans which are, to the Knowledge of the Company, based upon the actuarial opinions provided to the Company in connection with the operation of such programs, policies or plans, adequate to fund ultimate losses, including both incurred losses and incurred but not reported losses.

    (o) Environmental Matters. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof and except as set forth in Part 4.1(o) of the Disclosure Schedule and except for such matters that, alone or in the aggregate, would not have a Company Material Adverse Effect, (i) the Company and its subsidiaries are in compliance with and have no liabilities under applicable Environmental Laws; (ii) the properties presently owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Properties") do not contain any Hazardous Substance (as defined herein) in quantities or concentrations exceeding any trigger level for reporting, any applicable remediation standard, action level or written enforcement policy under any applicable Environmental Law, do not, and, during the ownership or operation of the Properties by the Company, have not, contained any underground storage tanks, or any electrical equipment containing polychlorinated biphenyls, and do not have any asbestos present (and, during the ownership or operation of the Properties by the Company, have not had any asbestos removed therefrom); (iii) the properties formerly owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Former Properties"), during the period of ownership or operation of such Former Properties by the Company or any of its Subsidiaries, did not, as a result of the action or omission of the Company or any of its subsidiaries, contain any Hazardous Substance in concentrations exceeding any applicable trigger level for reporting, any remediation standard, action level or written enforcement policy under applicable Environmental Law, did not contain any underground storage tanks or any electrical equipment containing polychlorinated biphenyls and did not have any asbestos present; (iv) neither the Company nor any of its subsidiaries has received any formal notices, demand letters or request for information from any Governmental Entity or any third party that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any court order, administrative order or decree arising under any Environmental Law; and (v) no Hazardous Substance has been disposed of, transferred, released or transported by the Company or any of its subsidiaries from any of the Properties or Former Properties during the time such Property or Former Property was owned or operated by the Company or one of its subsidiaries, other than as would not be expected to result in liability and was allowed under applicable Environmental Law at the time the disposal, transfer, release or transportation occurred and other than lawfully disposed at commercial or municipal disposal sites that are not presently listed on the CERCLA National Priorities List or any equivalent state list.

    "Environmental Law" means (i) any Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Entity, relating to (x) the protection, preservation or restoration of the Environment, or to human health and safety or to the use and enjoyment of private property or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated for its potential adverse effect on the environment or human health or safety, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.

    (p) Relationships with Related Persons. Except as disclosed in the Company Reports or on Part 4.1(p) of the Disclosure Schedule, no Related Person of any Acquired Company has, or since January 1, 1993 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Except as disclosed in the Company Reports or on Part 4.1(p) of the Disclosure Schedule, no Related Person of any Acquired Company is the owner of, or since January 1, 1993 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had material business dealings or a material financial interest in any transaction with any Acquired Company. Except as disclosed in the Company Reports or on Part 4.1(p) of the Disclosure Schedule, no Related Person of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

    (q) Brokers or Finders. The Company and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except for approximately $1,775,000 in fees plus expenses payable upon consummation of the Merger to Schroder Wertheim & Co., Incorporated pursuant to an agreement.

    (r) Takeover Statutes and Provisions. The Board has taken and will take all appropriate and necessary action such that the provisions of Section 203 of the DGCL will not apply to the Merger pursuant to this Agreement. To the Company's Knowledge no other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation, or comparable provision of the Company's Organizational Documents or those of any of its Subsidiaries is applicable to the Company or the Merger pursuant to this Agreement.

  4.2. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB.

  Purchaser and Merger Sub represent and warrant to the Company that:

    (a) Corporate Organization and Qualification. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification. All of the issued and outstanding capital stock of Merger Sub is directly or indirectly owned by Purchaser, free and clear of any liens, mortgages, pledges, charges, claims, security interests or encumbrances.

    (b) Corporate Authority. Purchaser and Merger Sub each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the Contemplated Transactions. This Agreement is a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms.

    (c) Governmental Filings: No Violations. (i) Other than the Regulatory Filings, no notices, reports or other filings are required to be made by Purchaser and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub, the failure to make or obtain any or all of which would have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement.

    (ii) The execution and delivery of this Agreement by Purchaser and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Articles of Incorporation or By-Laws of Purchaser or Merger Sub, (B) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Purchaser or Merger Sub or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which Purchaser or Merger Sub is subject or (C) any change in the rights or obligations of any party under any Contract to which Purchaser or Merger Sub is a party or is subject.

    (d) Funds. Provided all other conditions hereunder to Purchaser's obligations to close are satisfied, Purchaser will tender at Closing, and shall make available to Merger Sub, as and when required to be tendered, the funds necessary to consummate the Merger in accordance with the terms hereof and to satisfy or refinance any obligations relating to any outstanding indebtedness of the Company the maturity of which may come due as a result of the Company entering into this Agreement or the consummation of the Merger. Purchaser has delivered to the Company true and correct copies of signed commitment letters received by Purchaser with respect to the debt financing required for the consummation of the transactions contemplated hereby. Purchaser's liquid assets will be as of Closing adequate to provide the balance of the funds required for the consummation of the transactions contemplated hereby. After giving effect to the financing and other transactions effected at the Closing, none of the Acquired Companies shall be Insolvent, and the consolidated stockholders equity of the Purchaser, the Company and the Company's Subsidiaries shall not be less than $25,000,000. "Insolvent" shall mean (i) having assets with a present fair saleable value less than the total value of its liabilities,
  (ii) not having the ability to pay its debts and liabilities as they become due, or (iii) having an unreasonably small amount of capital.

    (e) Bankers fees. Neither Purchaser nor Merger Sub have engaged or otherwise employed any investment banker, broker, finder or intermediary, who might be entitled to any fee or commission payable by the Company in connection with the transactions contemplated hereby.

                                   ARTICLE V

                                   Covenants

  5.1. INTERIM OPERATIONS OF THE COMPANY.

  The Company covenants and agrees that, prior to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement):

    (a) the business of the Acquired Companies shall be conducted only in the Ordinary Course of Business and, to the extent consistent therewith, each of the Acquired Companies shall use its Best Efforts to preserve its business organization and goodwill intact, keep available the services of its officers and employees as a group, maintain its assets and maintain its existing relations with customers, suppliers, distributors, employees and others having business relationships with it;

    (b) except as set forth in Part 5.1(b) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber (or agree to issue, pledge, dispose of or encumber) any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Company Subsidiaries or any other property or assets other than, in the case of the Company, shares of Common Stock issuable pursuant to options outstanding on the date hereof under the Stock Plans; (ii) adopt or propose any amendment or change of their respective Certificates or By-Laws; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares; (v) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material assets or incur or modify any material indebtedness or other liability or issue any debt securities or securities convertible into or exchangeable for debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person, in each case other than in the Ordinary Course of Business and in a manner consistent with past practice; (vi) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; (vii) authorize or make capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate; (viii) make any acquisition of material assets (other than in the Ordinary Course of Business) or investment in the stock of any other Person except for mutual funds in the Ordinary Course of Business; or (ix) merge or consolidate with any other Person;

    (c) except as set forth in Part 5.1(c) of the Disclosure Schedule, other than in the Ordinary Course of Business or pursuant to obligations imposed by collective bargaining agreements, neither the Company nor any of the Company Subsidiaries shall increase the compensation payable or to become payable to its executive officers or employees, enter into any contract or other binding commitment in respect of any such increase or grant any severance or termination pay (other than pursuant to a Plan or policy existing as of the date hereof) to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries shall establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement or Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Plan existing as of the date hereof;

    (d) except as set forth in Part 5.1(d) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries shall settle or compromise any material claims or litigation or, except in the Ordinary Course of Business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability of the Company or any Company Subsidiaries before the same becomes due and payable in accordance with its terms;

    (e) neither the Company nor any of the Company Subsidiaries shall take any action, other than reasonable and usual actions in the Ordinary Course of Business with respect to accounting policies or procedures (including tax accounting policies and procedures) and except as may be required by the SEC or the Financial Accounting Standards Board;

    (f) neither the Company nor any of the Company Subsidiaries shall make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser, except in the Ordinary Course of Business; and

    (g) neither the Company nor any of the Company Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

  5.2. ACQUISITION PROPOSALS.

  The Company agrees that neither the Company nor any of the Company Subsidiaries shall, and the Company shall direct and use all reasonable efforts to cause the respective officers and directors of the Acquired

Companies and the employees, agents and representatives of the Company (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of the Company Subsidiaries) not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a reorganization, merger, consolidation or similar transaction, or any purchase of (a) all or any significant portion of the assets of the Company or any of the Company Subsidiaries, (b) 5% or more of the outstanding shares of the Common Stock of the Company or (c) any shares of the outstanding capital stock of the Company Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Company's Board of Directors of its fiduciary duties as advised by outside counsel to the Company, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall use all reasonable efforts to take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.2. To the extent consistent with the fiduciary responsibilities of Company officers and directors, the Company shall promptly notify Purchaser if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with the Company. To the extent consistent with the fiduciary responsibilities of Company officers and directors, the Company shall promptly inform Purchaser of all terms and conditions of any such Acquisition Proposal and shall promptly furnish Purchaser with copies of any written Acquisition Proposal. Nothing contained in this Section 5.2 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, as advised by outside counsel to the Company, is required under applicable law.

  5.3. MEETING OF THE COMPANY'S SHAREHOLDERS.

  The Company shall take, consistent with applicable law and its Certificate and By-Laws, all action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares as promptly as practicable following the execution and delivery hereof, to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approvals and the Company shall take all lawful action to solicit such approvals. The Company's proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser furnished to the Company by Purchaser specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement shall be made by the Company, without consultation with Purchaser and its counsel. Purchaser shall provide all relevant information required for the Proxy Statement. None of the written information concerning the Purchaser furnished to the Company by Purchaser specifically for use in the Proxy Statement, at the date thereof and at the date of the stockholders' meeting, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  5.4. FILINGS; OTHER ACTION.

  Subject to the terms and conditions herein provided, the Company and Purchaser (a) shall promptly make their respective filings and thereafter make any other required submissions under the HSR Act, other Regulatory

Filings and those necessary to satisfy any Legal Requirement with respect to the Merger and consummation of the Contemplated Transactions; and (b) shall use their Best Efforts promptly to take, or cause to be taken by each Acquired Company, its agents and employees all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the Contemplated Transactions, including cooperating with the Purchaser in obtaining all necessary consents and approvals, and taking any actions required to cause early termination of any applicable HSR Act waiting period.

  5.5. ACCESS.

  Upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford any and all authorized representatives identified by the Purchaser as such and representatives of Purchaser's lenders authorized by Purchaser ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser, as the case may be, all information concerning its business, properties and personnel as Purchaser, or its Representatives may reasonably request; provided that no investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such person as may be designated by any such officer. Upon any termination of this Agreement, Purchaser shall collect and deliver to the Company all documents obtained by it or any of its respective Representatives then in their possession and any copies thereof. All information obtained by Purchaser and its Representatives pursuant to this Section 5.5 shall be treated as non-public, proprietary information and shall not be disseminated, disclosed or used for any purpose other than evaluation of the Contemplated Transactions. Disclosure and access hereunder shall be limited to the extent required by any applicable law.

  5.6. NOTIFICATION OF CERTAIN MATTERS.

  (a) The Company shall, as promptly as practicable, notify Purchaser of:

    (i) any formal notice of any default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of the Company Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract material to the Acquired Companies, taken as a whole, to which any of the Acquired Companies is a party or is subject;

    (ii) any formal notice of (A) any alleged or actual material violation of an Environmental Law or (B) any other state of affairs or event that, with the lapse of time, is reasonably likely to become a material violation of Environmental Law; and

    (iii) any Company Material Adverse Effect, or the occurrence of any event which would result in any such Effect, or any breach of any representation, warranty, covenant or agreement contained herein.

  (b) Each of the Company and Purchaser shall promptly notify the other party of:

    (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

    (ii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

    (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its Knowledge threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

  5.7. PUBLICITY.

  (a) The parties shall attempt in good faith to agree upon the text of a press release announcing the execution of this Agreement. Thereafter the Company and Purchaser shall, to the extent reasonably practicable, consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

  (b) The Company agrees that between the date hereof and the Closing, it shall instruct appropriate personnel to cooperate fully with Purchaser in discussing and developing joint marketing and joint operational programs for all ski areas to be owned by the Surviving Corporation, such programs to be implemented on a post-closing basis.

  (c) While the Agreement is in effect neither Purchaser nor any of its affiliates will hire any officer or employee of the Company or any Company Subsidiary.

  5.8. TAKEOVER STATUTE.

  If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the Merger contemplated by this Agreement, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger.

  5.9. SKI FACILITY PRIVILEGES. All perpetual or transferable ski passes and lift tickets issued at or prior to the date hereof by any of the ski facilities owned, operated or maintained by the Company or any of its subsidiaries (each, a "Ski Facility"), shall remain in full force and effect in accordance with the terms thereof and the holders thereof shall be entitled to all the rights and privileges provided therein.

  The directors of the Company (determined as of the Effective Time) and their dependents shall continue to receive, for 5 years, complimentary ski passes and food, beverage and retail discounts and privileges relating to the Company's facilities in existence on the date hereof in accordance with past policy and practice of the Company, its subsidiaries or their Ski Facilities, as described in Part 5.9 of the Disclosure Schedule.

  5.10. D&O INDEMNIFICATION AND INSURANCE. (i) From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Surviving Corporation shall indemnify and hold harmless each present or former director and officer of the Company or any of its Subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the Merger, the preparation, filing and, as applicable, mailing of the proxy statement, and the other transactions and actions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the extent that the Company or such subsidiary would have been permitted, under applicable law and the Articles or Certificate of Incorporation or By-Laws of the Company or such subsidiary in effect on the date hereof, to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). The Surviving Corporation shall be entitled to assume the defense of the proceedings giving rise to any claim for indemnification hereunder, and the reasonable cooperation and assistance of the indemnified parties in such defense, shall be a condition to the Surviving Corporation's obligations hereunder. No settlement or other disposition of any such claim shall be entered into without the Surviving Corporation's consent which shall not be unreasonably withheld.

  (ii) The Company shall maintain, at no expense to the beneficiaries, directors' and officers' liability insurance ("D&O Insurance") for the Indemnified Parties with respect to matters occurring at or prior to the

Effective Time, issued by a carrier or carriers assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher, providing at least the same coverage as the directors' and officers' insurance policy currently maintained by the Company and containing terms and conditions which are no less advantageous to the beneficiaries, for a period of at least six years from the Effective Time. In the event any claim is made against present or former directors, officers or employees of the Company that is covered or potentially covered by insurance, Surviving Corporation shall do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim.

  (iii) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any present or former director or officer of the Company, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

                                  ARTICLE VI

                                  Conditions

  6.1. CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB.

  The respective obligations of Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

    (a) Shareholder Approval. This Agreement and the Merger shall have been duly approved by the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock (voting as a class) in accordance with applicable law and the Certificate and By-Laws of the Company, if required by applicable law;

    (b) Dissenters' Rights. Dissenting Shareholders shall not have taken the actions required to exercise appraisal rights pursuant to Section 262 of the DGCL with respect to any more than 10% of the outstanding Shares;

    (c) Order. No court or other Governmental Body shall have, after the date hereof, enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and (i) unconditionally prohibits consummation of the Contemplated Transaction, provided Purchaser shall have used all Best Efforts to obtain the requisite clearances (ii) imposes material restrictions on the consummation of the Contemplated Transaction or (iii) imposes material restrictions on the business operations of Purchaser, Merger Sub or the Company as a result of the Contemplated Transaction, either prior to or subsequent to the Merger, excluding only, in the case of clauses (ii) and (iii) hereof, any such restrictions imposed under the HSR Act or any other federal or state antitrust laws or regulations (or, in the case of Vermont, its consumer protection laws and regulations) (collectively, "Antitrust Laws"); and

    (d) Accuracy of Representations. All of Company's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), (i) must have been true, correct and accurate in all respects as of the date of this Agreement except for such inaccuracies as do not, individually or in the aggregate, cause or constitute a Company Material Adverse Effect, and (ii) must be true, correct and accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule, except for such inaccuracies as do not, individually or in the aggregate, cause or constitute a Company Material Adverse Effect.

    (e) Sellers' Performance. All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

    (f) Consents. (i) Other than any Consents to be obtained pursuant to Antitrust Laws (as to which Section 6.1(c) shall apply), each of the Consents required in connection with the Regulatory Filings identified in
  Section 4.1(d) and in Part 4.1(d) of the Disclosure Schedule must have been obtained, must be in full force and effect and be subject to only such conditions or modifications as would not, individually or in the aggregate, have a Company Material Adverse Effect.

    (ii) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (g) No Adverse Change. Since the date hereof there has occurred no event, transaction or occurrence resulting in a Company Material Adverse Effect.

  6.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY.

  The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

    (a) Shareholder Approval. This Agreement and the Merger shall have been duly approved by the affirmative vote of a majority of the voting power of the outstanding shares of the Common Stock (voting together as a class) in accordance with applicable law and the Certificate and By-Laws of the Company, if required by applicable law;

    (b) Purchaser Performance and Obligations. The Purchaser and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and shall have provided to Company reasonable assurance of availability of financing necessary to fund the Contemplated Transaction; and

    (c) Order. No court or other Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement in accordance with the terms hereof.

                                  ARTICLE VII

                     Earnest Money Deposit and Termination

  7.1. DEPOSIT.

  Upon execution and delivery of this Agreement by all parties hereto, Purchaser shall place on deposit with the Paying Agent the sum of Five Million Dollars ($5,000,000), said sum to be held in escrow pending Closing under the terms and conditions hereinafter set forth and in the Escrow Agreement dated February 13, 1996 (the "Deposit").

  7.2. DISPOSITION OF DEPOSIT.

  The Deposit shall be held and applied by the Paying Agent as follows:

    (a) Termination Pursuant to Section 7.3, 7.4, 7.5 or 7.6(b). In the event this Agreement is terminated pursuant to any of Section 7.3, 7.4, 7.5 or 7.6(b) hereof, then the Deposit, together with all earnings thereon, shall be immediately refunded in full to Purchaser.

    (b) Termination Pursuant to Section 7.6(a). In the event this Agreement is terminated pursuant to Section 7.6(a) hereof, then the Deposit, together with all earnings thereon, shall be paid to the Company as liquidated damages and as the Company's, its shareholders' and directors' sole and exclusive remedy for Purchaser's breach or failure to perform and the Company shall have no other rights, remedies or claims of any nature whatsoever against the Purchaser or Merger Sub for, or with respect to such breach, default or failure to perform, whether in contract or based upon any other legal theory.

  7.3. TERMINATION BY MUTUAL CONSENT.

  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

  7.4. TERMINATION BY EITHER PURCHASER OR THE COMPANY.

  This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if (a) the Merger shall not have been consummated by June 30, 1996 (provided that the Company shall have the option to extend such date for an additional 30 days) whether or not such date is before or after the approval by holders of Shares, provided that the right to terminate this Agreement under this Section 7.4 shall not be available until September 30, 1996 (and then only with respect to any further performance obligations hereunder (other than any obligations hereunder to pay or refund any amounts, which shall not be affected by such termination)) to any party whose failure to fulfill any obligation under this Agreement has been the cause of such failure to consummate, (b) any Governmental Body or court of competent jurisdiction has, other than pursuant to any applicable Antitrust Laws, issued an Order or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which injunction has become final and nonappealable or (c) the approval of shareholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor.

  7.5. TERMINATION BY PURCHASER.

  This Agreement may be terminated and the Merger may be abandoned at any time prior to the consummation of the Merger, by action of the Board of Directors of Purchaser, if (a) the Company shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement or any representation or warranty of the Company set forth in this Agreement shall have been untrue or incorrect when made or thereafter shall become untrue or incorrect, provided that there shall not arise any right to terminate this Agreement unless any such breach, failure to perform or untrue or incorrect representation or warranty, either individually or in the aggregate, causes or constitutes a Company Material Adverse Effect, (b) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of this Agreement or the Merger,
(c) the Board of Directors of the Company, upon request by Purchaser, shall fail to reaffirm any such approval or recommendation, or shall have resolved to do any of the foregoing referred to in clause (b) or (c) hereof.

  7.6. TERMINATION BY THE COMPANY.

  This Agreement may be terminated and the Merger may be abandoned at any time prior to the consummation of the Merger by action of the Board of Directors of the Company, if

    (a) Purchaser or Merger Sub Breach. Purchaser or Merger Sub shall have breached or failed to perform in any material respect any of their obligations, covenants or agreements under this Agreement or any representation or warranty of Purchaser or Merger Sub set forth in this Agreement shall have been untrue or incorrect in any material respect when made or thereafter shall become untrue or incorrect in any material respect, except where such breach, failure to perform or lack of truthfulness or correctness has been caused by or results from a breach by the Company of any of its obligations under this Agreement; or

    (b) Alternative Acquisition Proposal. The Company receives an offer with respect to an Acquisition Proposal and the Board of Directors of the Company, in the exercise of its fiduciary duties as advised by outside counsel to the Company, determines to recommend such Acquisition Proposal to the Company's stockholders; provided that the Company (i) shall to the extent consistent with its Board's fiduciary obligations notify Purchaser and Merger Sub and shall provide a reasonably detailed summary of the terms thereof within 24 hours of receipt of such Acquisition Proposal, and (ii) shall notify Purchaser and Merger Sub promptly of its intention to recommend such Acquisition Proposal to the Company's shareholders.

  7.7. EFFECT OF TERMINATION AND ABANDONMENT.

    (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 7.2, 7.7(b) below and Section 9.1.

    (b) If this Agreement is terminated pursuant to Section 7.5(a), 7.5(b), or 7.6(b), then the Company shall pay to the Purchaser upon demand a fee equal to three percent (3%) of the total Merger Consideration offered to be paid by Purchaser hereunder (the "Termination Fee"), payable in same day funds; provided, however, that in the case of a termination under Section 7.5(a) which is not the result of a willful breach by the Company of any provision of this Agreement, the Company shall instead pay to Purchaser upon demand in same day funds the lesser of the Termination Fee or the Purchaser's actual documented out-of-pocket expenses incurred in connection with this Agreement and the Contemplated Transaction, whether or not such expenses have been paid by the Purchaser.

                                 ARTICLE VIII

                                  Definitions

  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

    "Acquired Companies"--the Company and all Company Subsidiaries, collectively.

    "Affiliate or Affiliates"--Any Person that is controlled by, controls or is under common control with another Person. Control means effective ability to manage the affairs of that Person whether through voting stock or other ownership interests or by agreement.

    "Agreement"--as defined in the Recitals of this Agreement.

    "Applicable Contract"--any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is bound.

    "Best Efforts"--subject to the next sentence below, the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions. Notwithstanding the foregoing, for purposes of Section 6.1(c)(i) as it relates to obtaining clearances under Antitrust Laws, Best Efforts shall require Purchaser to take, or offer to take, all steps legally available to Purchaser and its controlling stockholder.

    "Certificate"--as defined in Section 2.1.

    "Closing"--as defined in Section 1.2.

    "Closing Date"--the date and time as of which the Closing actually takes place.

    "Code"--The Internal Revenue Code of 1986, as amended.

    "Common Stock"--as defined in Section 3.1.

    "Company"--as defined in the Recitals of this Agreement.

    "Company Material Adverse Effect"--

    (a) In the case of any change in the condition or circumstances of the Company or any of its subsidiaries, any change (or occurrence or condition reasonably likely to produce a change) in the financial condition, properties, business, operations, results of operations or prospects which is materially adverse to the Company and its subsidiaries, taken as a whole.

    (b) in the case of the inaccuracy of any statement or item of information pertaining to the Company or any of its subsidiaries as of a given point in time, any deviation or disparity that is (or is reasonably likely to become) materially adverse to the financial condition, properties, business, operations, results of operations or prospects of the Company and its subsidiaries, taken as a whole.

    (c) provided, however, that any such changes resulting from the operation of the Acquired Companies' businesses (excluding changes resulting from actions taken outside the Ordinary Course of Business and actions which are in violation of the terms and provisions of this Agreement) between January 28, 1996 and Closing shall not constitute a Company Material Adverse Effect. Any change, inaccuracy, deviation or disparity resulting from facts, circumstances, conditions, transactions or occurrences occurring or in existence prior to January 28, 1996 and which would constitute a Company Material Adverse Effect but for the preceding proviso, which does not evidence or manifest itself in a material adverse fashion or to materially adverse degree until after January 28, 1996 will constitute a Company Material Adverse Effect.

    "Company Reports"--as defined in Section 4.1(e).

    "Company Subsidiary" or "Company Subsidiaries"--as defined in Section
  4.1(a).

    "Consent"--any approval, permit, consent, ratification, registration, waiver, or other authorization (including any Governmental Authorization).

    "Constituent Corporations"--as defined in Recitals of this Agreement.

    "Contemplated Transactions"--

    (a) the merger as described in Section 1.1; and

    (b) the performance by all parties of their respective covenants and obligations under this Agreement.

    "Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

    "Deposit"--as defined in Section 7.1.

    "DGCL"--as defined in Section 1.1.

    "Disclosure Schedule"--the disclosure schedule delivered by the Company to Purchaser concurrently with the execution and delivery of this Agreement.

    "Dissenting Shareholders"--as defined in Section 3.1(a).

    "Effective Time"--as defined in Section 1.3.

    "Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

    "Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

    "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

    "Exchange Act"--as defined in Section 3.1(c).

    "Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

    "Governmental Body"--any:

    (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

    (b) federal, state, local, municipal, foreign, or other government;

    (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

    (d) multi-national organization or body; or

    (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

    "Hazardous Substance"--as defined in Section 4.1(o).

    "HSR Act"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

    "Intellectual Property Assets"--as defined in Section 4.1(l).

    "Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

    A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

    "Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

    "Merger Sub"--as defined in the Recitals of this Agreement.

    "Merger"--as defined in Section 1.1.

    "Merger Consideration"--as defined in Section 3.1(a).

    "Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

    "Option Amount"--as defined in Section 3.1.(c)

    "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and is not required to be approved by such Person's Board of Directors.

    "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

    "Paying Agent"--as defined in Section 3.2.

    "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

    "Plan"--as defined in Section 4.1(h).

    "Purchaser"--as defined in the Recitals of this Agreement.

    "Regulatory Filings"--as defined in Section 4.1(d).

    "Related Person"--with respect to a particular individual:

    (a) each other member of such individual's Family;

    (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

    (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

    (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

    With respect to a specified Person other than an individual:

    (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

    (b) any Person that holds a Material Interest in such specified Person;

    (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

    (d) any Person in which such specified Person holds a Material Interest;

    (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

    (f) any Related Person of any individual described in clause (b) or (c).

    For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

    "Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

    "SEC"--Securities and Exchange Commission.

    "Shares"--as defined in Section 3.1(a) of this Agreement.

    "Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

    Surviving Corporation"--as defined in Section 1.1.

                                  ARTICLE IX

                           Miscellaneous and General

  9.1. FEES AND EXPENSES.

  Except as provided in Section 7.2(b) and 7.7(b) hereof, all fees and expenses incurred in connection with the Merger, this Agreement and the Contemplated Transaction shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

  9.2. MODIFICATION OR AMENDMENT.

  Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

  9.3. WAIVER OF CONDITIONS.

  The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

  9.4. COUNTERPARTS.

  For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  9.5. GOVERNING LAW; FORUM.

  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

  9.6. NOTICES.

  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid,

  (a) If to Purchaser or Merger Sub, addressed to Purchaser at:

    LBO Resort Enterprises
    PO Box 450
    Bethel, ME 14217-0450
    Att: Mr. Thomas Richardson
    Telephone: (207) 824-3000
    Telecopier: (207) 824-0192

  With a copy to:

    Pierce, Atwood, et. al.
    One Monument Square
    Portland, ME 04101
    Att: Christopher E. Howard
    Telephone: (207) 773-6411
    Telecopier: (207) 773-3419

  (b) If to the Company, addressed to the Company at:

    S-K-I Ltd.
    Airport Executive Plaza #5
    West Lebanon, NH 03784
    Att: Mr. Martel D. Wilson, Jr.
    Telephone: (603) 298-5583
    Telecopier: (603) 298-5686

  With a copy to:

    Dewey Ballantine
    1301 Avenue of the Americas
    New York, NY 10019
    Att: Mr. James A. FitzPatrick, Jr.
    Telephone: (212) 259-6220
    Telecopier: (212) 259-6333

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

  9.7. ENTIRE AGREEMENT.

  This Agreement (including any exhibits or Annexes hereto) (i) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof and thereof and (ii) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto except as set forth in Sections 4.2(d), 5.9, 5.10 and 9.1; provided, however, that Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

  9.8. OBLIGATION OF PURCHASER.

  Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

  9.9. CAPTIONS.

  The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  9.10. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or termination of this Agreement, except for Section 4.2(d).

  9.11. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                          S-K-I Limited

                                                  /s/ Preston Leete Smith
                                          By: _________________________________
                                                Its Chief Executive Officer

                                          LBO Resort Enterprises

                                                    /s/ Leslie B. Otten
                                          By: _________________________________
                                                       Its President

                                          LBO Acquisition Co.

                                                    /s/ Leslie B. Otten
                                          By: _________________________________
                                                       Its President

                                                                        ANNEX B

                                   SCHRODERS
                            SCHRODER WERTHEIM & CO.
                                 INCORPORATED
                                                              February 13, 1996

The Board of Directors
S-K-I Ltd.
c/o Killington
Killington, Vermont 05751

Members of the Board:

  We understand that S-K-I Ltd. ("S-K-I" or the "Company") has entered into an Agreement and Plan of Merger, dated as of February 13, 1996 (the "Merger Agreement"), with LBO Resort Enterprises ("LBO Enterprises") and LBO Acquisition Co. ("Acquisition Sub"), pursuant to which Acquisition Sub will be merged with and into S-K-I with the Company being the surviving corporation in the merger (the "Merger"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock of S-K-I, par value $0.10 per share, other than such shares held directly or indirectly by LBO in a nonfiduciary capacity, those shares held by dissenting shareholders and any such shares held as treasury stock by the Company, shall be converted and become the right to receive an amount in cash equal to $18.00 per share (the "Consideration"). The merger will be considered at a special meeting of the shareholders of S-K-I.

  You have requested that Schroder Wertheim render an opinion, as of the date hereof, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to be received by the shareholders of S-K-I. It is understood that (i) the Opinion is directed to the Board of Directors of S-K-I and shall be used by the Board and the Company in connection with its consideration of the Merger; and (ii) this letter and the opinion expressed herein may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without prior written consent; provided, however, the Company may set forth in full this letter in any proxy statement relating to the Merger and, provided it shall do so, may quote from or refer to this letter in any such proxy statement.

  In connection with the opinion set forth herein, we have, among other things:

    (i) reviewed the Merger Agreement;

    (ii) reviewed the audited Financial Statements of S-K-I for the fiscal years ending July 31, 1995, 1994, 1993 and 1992.

    (iii) reviewed forms 8-K and 8-K/A filed with the Securities and Exchange Commission, October 23, 1995, presenting the unaudited pro forma Financial Statements of S-K-I for the year ended July 31, 1995, adjusted to reflect the sale of Bear Mountain, Ltd., a previously wholly-owned subsidiary;

    (iv) reviewed the unaudited form 10-Q for the quarter ended October 29, 1995 of S-K-I filed with the Securities and Exchange Commission, and an unaudited consolidated statement of operations for the quarters ended October 29, 1995 and October 30, 1994 adjusted to reflect the effects of the sale of Bear Mountain, Ltd.;

    (v) reviewed and discussed, with the management of S-K-I, certain financial information for S-K-I, including the historical financial results referred to above as well as information reflecting the current financial condition of S-K-I and projected balance sheets for the Company under various operating scenarios;

    (vi) compared certain financial data for S-K-I with that of certain publicly traded companies which we deemed to be reasonably comparable to S-K-I;

    (vii) compared the financial terms and skier visits, to the extent publicly available, of certain recent acquisition transactions which we deemed to be reasonably comparable to the proposed financial terms of the Merger;

    (viii) visited S-K-I's facilities in Killington and Mount Snow, Vermont;
  and

    (ix) performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

  In rendering this opinion, we have relied upon the accuracy and completeness of all information supplied or otherwise made available to us by S-K-I or obtained by us from other sources, and we have not assumed any responsibility for independently verifying such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of LBO Enterprises or S-K-I or been furnished with any such appraisals.

  Additionally, while we were provided with projected balance sheets reflecting management's best estimate of S-K-I's future position, we were not provided with projections of the expected future operating performance of S-K-I; however, the failure to have been provided with this information, in light of all the information reviewed, does not prevent us from reaching the conclusion set forth in this letter.

  Schroder Wertheim & Co. Incorporated, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to S-K-I in connection with the transaction described in this letter and will receive a fee for our services in providing this letter in addition to a fee which is contingent upon the consummation of the Merger. Schroder Wertheim & Co. Incorporated is a full service securities firm and in the course of our normal trading activities we may from time to time effect transactions and hold positions in securities of S-K-I.

  This opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of the Opinion.

  Based upon and subject to all the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Consideration is fair, from a financial point of view, to the shareholders of S-K-I.

                                          Very truly yours,

                                          Schroder Wertheim & Co. Incorporated

                                                                        ANNEX C

                       DELAWARE GENERAL CORPORATION LAW

  262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof:

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph: or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in

Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation): provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

P                                   S-K-I LTD.
R                       AIRPORT EXECUTIVE PLAZA, SUITE 5
O                                 P.O. Box 5494
X                       WEST LEBANON, NEW HAMPSHIRE 03784
Y                SPECIAL MEETING OF STOCKHOLDERS - JUNE 10, 1996
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints JOSEPH D. SARGENT, PRESTON LEETE SMITH and WALTER N. MORRISON, or any one or more of them, with power of substitution, proxies to represent the undersigned at the Special Meeting of the Stockholders of S-K-I Ltd. to be held on June 10, 1996, and at any adjournments thereof, with all powers which the undersigned would possess if personally present, and to vote, as and to the extent indicated on the reverse side, all shares of stock which the undersigned may be entitled to vote at said meeting or any adjournments thereof, upon the following matters more fully described in the Notice of Special Meeting of Stockholders and Proxy Statement relating to said meeting, receipt of a copy of which is hereby acknowledged by the undersigned, and with discretionary authority to vote upon all other matters coming before the meeting or any adjournments thereof.


                  (continued and to be signed on other side)

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS AND TO THE EXTENT SPECIFIED HEREIN. IF THIS PROXY DOES NOT SPECIFY OTHERWISE, SAID SHARES WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE ACQUISITION, AS DESCRIBED IN THE PROXY STATEMENT. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ACTION:

                                                      FOR   AGAINST  ABSTAIN
                                                      [ ]     [ ]      [ ]

1. Approval and adoption of an Agreement and Plan of Merger dated as of February 13, 1996 (the "Merger Agreement") among the Company, LBO Resort Enterprises ("LBO") and LBO Acquisition Co., a wholly-owned subsidiary of LBO ("Merger Sub"), pursuant to which (i) Merger Sub will be merged with and into the Company and (ii) each outstanding share of Common Stock of the Company (other than shares owned by LBO, Merger Sub or any affiliate thereof, which will be cancelled, and other than shares for which dissenters' rights are properly exercised) will be cancelled and converted into the right to receive $18.00 in cash.

                                                   MARK HERE IF
                                  MARK HERE        YOU PLAN TO
                                 FOR ADDRESS        ATTEND THE
                                  CHANGE AND      SPECIAL MEETING
                                NOTE AT LEFT [ ]  ON JUNE 10, 1996  [ ]

                          PLEASE PROMPTLY MARK, DATE, SIGN
                          AND RETURN THIS PROXY IN THE ENCLOSED
                          ENVELOPE TO THE COMPANY.

                          Please sign exactly as your name(s) appear to the left

                          Signature:                           Date:
                                    --------------------------      ------------

                          Signature:                           Date:
                                    --------------------------      ------------